    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1999

                                                      REGISTRATION NO. 333-69543
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                            POST-EFFECTIVE AMENDMENT
                                NO.1 TO FORM S-1
                                       ON
                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                            ALLEGIANCE TELECOM, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          4832                         75-2721491
 (State or other jurisdiction    (Primary Standard Industrial            (IRS Employer
      of incorporation or
          organization)           Classification Code Number)       Identification Number)

                             ---------------------
                             1950 STEMMONS FREEWAY
                                   SUITE 3026
                              DALLAS, TEXAS 75207
                           TELEPHONE: (214) 261-7100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------

                               MARK B. TRESNOWSKI
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                            Allegiance Telecom, Inc.
                          4 Westbrook Corporate Center
                                   Suite 400
                          Westchester, Illinois 60154
                           Telephone: (708) 836-5200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    Copy to:





                              ANDREW R. SCHLEIDER
                              Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 848-4000



                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]



     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]




     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                             ---------------------

         THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(c) OF THE SECURITIES ACT OF 1933 MAY DETERMINE.

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--------------------------------------------------------------------------------

PROSPECTUS

                                  $205,000,000
                        [ALLEGIANCE TELECOM, INC., LOGO]
                         12 7/8% SENIOR NOTES DUE 2008

- Mature May 15, 2008

- Interest payable May 15 and November 15

- We may redeem the 12 7/8% notes, in whole or in part, at any time on or after May 15, 2003

- $69.0 million of U.S. Treasury securities placed into a pledge account for the payment in full of the first six scheduled interest payments of the 12 7/8% notes

- Except for the pledged securities, the 12 7/8% notes are not secured by any of our assets and rank equally in right of payment with all of our unsecured and unsubordinated indebtedness, including our 11 3/4% Senior Discount Notes due 2008

- The 12 7/8% notes have been issued and are currently outstanding; this prospectus will be used only for market-making transactions by Morgan Stanley Dean Witter and we will not receive any proceeds from the sale of any 12 7/8% notes by Morgan Stanley Dean Witter

     There is currently no established market for the 12 7/8% notes and we do not currently intend to apply for listing of the 12 7/8% notes on any securities exchange or automated dealer quotation system.


     See "Risk Factors" beginning on page 8 for information that should be considered by prospective investors.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           MORGAN STANLEY DEAN WITTER

The date of this prospectus is December 10, 1999


                               TABLE OF CONTENTS

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                                      PAGE
                                      ----
Prospectus Summary..................     4
Risk Factors........................     8
Where You Can Find More
  Information.......................    19
Use of Proceeds.....................    19
Description of Certain
  Indebtedness......................    20
Description of the Notes............    24
Certain United States Federal Tax
  Considerations....................    67
ERISA Considerations................    72
Plan of Distribution................    73
Legal Matters.......................    74
Experts.............................    74



                            ------------------------

You should rely only on the information provided in this prospectus, any supplement and the information set forth in the registration statement of which this prospectus is a part. We have not authorized anyone else to provide you with different information. We are not making an offer of these 12 7/8% notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before purchasing the 12 7/8% notes. You should read the entire prospectus carefully.

                                   ALLEGIANCE

Allegiance seeks to be a premier provider of telecommunications services to business, government and other institutional users in major metropolitan areas across the United States. We offer an integrated set of telecommunications products and services including local exchange, local access, domestic and international long distance, enhanced voice, data and a full suite of Internet services.


Our current business plan covers 24 of the largest metropolitan areas in the U.S. We estimate that these 24 markets include more than 21 million non-residential access lines, representing about 44.7% of the total non-residential access lines in the U.S. With a strategy focusing on the central business districts and suburban commercial districts in these areas, we plan to address a majority of the non-residential access lines in most of our targeted markets. As of December 8, 1999, we were operating in 19 markets, including Atlanta, Baltimore, Boston, Chicago, Dallas, Detroit, Fort Worth, Houston,
Long Island, Los Angeles, New York, Northern New Jersey, Oakland, Orange County, Philadelphia, San Diego, San Francisco, San Jose and Washington D.C.


Under the Telecommunications Act of 1996, we have the status of a competitive local exchange carrier or "CLEC" and, as such, in each of our markets we compete primarily with the existing or incumbent local exchange carrier or "ILEC." The ILECs, such as Bell Atlantic, BellSouth and Southwestern Bell, have historically had a monopoly in providing local wireline phone service.


Our principal executive offices are located at 1950 N. Stemmons Freeway, Suite 3026, Dallas, Texas 75207 and our telephone number is (214) 261-7100.


BUSINESS STRATEGY

Our goal is to achieve significant market penetration and deliver superior customer care while maximizing operating margins. The key components of our strategy include the following:


Leverage Proven Management Team. Our Chairman and Chief Executive Officer, Royce
J. Holland, has more than 25 years of experience in the telecommunications and energy industries, including as President, Chief Operating Officer and co-founder of MFS Communications, one of the first companies to compete with the existing telephone companies that enjoyed a monopoly in providing local phone service. Under his leadership, MFS Communications grew from a start-up operation to become the largest competitor to the existing incumbent local exchange carriers.


Target Customers with Integrated Service Offerings. We focus principally on customers in the business, government and other institutional market segments. The majority of our customers are small and medium-sized businesses, to which we offer "one-stop shopping" by giving them the ability to purchase a comprehensive package of communications services from a single supplier.

Utilize "Smart Build" Strategy to Maximize Speed to Market and Minimize Investment Risk. We will continue to pursue what we refer to as a "smart build" strategy. Under this strategy, we purchase and install switches, locate our equipment in the central office facilities of incumbent local exchange carriers and lease other elements of their networks until growth justifies our ownership of additional network assets. By this strategy, we intend to reduce our initial capital expenditures, reduce the time it takes to enter and expand in a geographic market and generate higher returns on invested capital.

Maximize Operating Margins by Emphasizing Facilities-Based Services. We believe that by using our own facilities to provide service, we should generate significantly higher gross margins than we could obtain by reselling services provided entirely on another carrier's facilities. As a result, we focus our marketing activities on areas where we can serve customers through a direct connection to our facilities.

Build Market Share by Focusing on Direct Sales. We use a direct sales force to sell directly to customers and provide them personalized customer care through a single point of contact. By using this approach, we hope to maximize our market share, particularly among small and medium-sized businesses.

Develop Efficient Automated Back Office Systems. We intend to automate most of the processes involved in switching a customer to our networks. Our goal is to minimize the time between customer order and service installation. To achieve this goal, we are developing, acquiring and integrating information technology systems to support our operations, and we are establishing an on-line and real-time connection of our operations support systems with those of the incumbent local exchange carriers, also referred to as "electronic bonding."

Expand Through Potential Acquisitions. We plan to pursue strategic acquisitions to expand our customer base and acquire additional experienced management.

                                   THE NOTES

Total Amount of Notes
  Outstanding................   $205,000,000 aggregate principal amount of
                                12 7/8% Senior Notes due 2008.

Maturity.....................   May 15, 2008.

Interest Payment Date........   Payable in cash on May 15 and November 15 of
                                each year, commencing November 15, 1998.

Optional Redemption of the
  Notes......................   We may, at our option, redeem the 12 7/8% notes,
                                beginning on May 15, 2003. The initial
                                redemption price is 106.438% of their principal amount, plus accrued interest. The redemption price will decline each year and will be 100% of their principal amount, plus accrued interest, beginning on May 15, 2006.

                                In addition, before May 15, 2001, we may redeem up to 35% of the aggregate principal amount of the 12 7/8% notes with the proceeds of our public equity offerings, at 112.875% of their principal amount, plus accrued interest. We may make such redemption only if at least 65% of the aggregate principal amount of the 12 7/8% notes originally issued remains outstanding.

Security for the Notes.......   In connection with the sale of the 12 7/8%
                                notes, we purchased approximately $69.0 million of U.S. Treasury securities and placed such securities in a pledge account to be used for payment in full of the first six scheduled interest payments due on the 12 7/8% notes.

Change of Control of
  Allegiance.................   Upon a change of control of Allegiance, we will
                                be required to make an offer to purchase the 12 7/8% notes at a purchase price equal to 101% of their principal amount plus accrued interest.
                                There can be no assurance that we will have sufficient funds available at the time of any change of control to make any required debt repayment, including repurchases of the 12 7/8% notes.

Ranking......................   The 12 7/8% notes:

                                - are not secured by any of our assets, other
                                  than the pledge of the U.S. Treasury
                                  securities described above; and
                                - rank equally in right of payment with all of
                                  our unsubordinated and unsecured indebtedness, including our 11 3/4% Senior Discount Notes due 2008.

                                At September 30, 1999, we had approximately
                                $505.7 million of indebtedness outstanding, all of which was ranked equally in right of payment with the 12 7/8% notes.


Restrictive Covenants........   The indenture under which the 12 7/8% notes have
                                been issued contains covenants that, among other things, restrict our ability and the ability of our subsidiaries to:

                                - incur additional indebtedness;
                                - create liens;
                                - engage in sale-leaseback transactions;
                                - pay dividends or make distributions in respect
                                  of their capital stock;
                                - redeem capital stock;
                                - make investments or restricted payments;
                                - sell assets;
                                - issue or sell stock of our subsidiaries;
                                - enter into transactions with stockholders or
                                  affiliates; or
                                - effect a consolidation or merger.

                                However, these limitations will be subject to a number of important qualifications and exceptions.

Use of Proceeds..............   We will not receive any proceeds from the sale
                                of any 12 7/8% notes by Morgan Stanley Dean
                                Witter.

                                  RISK FACTORS

You should carefully consider the following risk factors, as well as other information in this prospectus, before you decide whether to invest in the 12 7/8% notes.

OUR LIMITED HISTORY OF OPERATIONS MAY NOT BE A RELIABLE BASIS FOR EVALUATING OUR PROSPECTS


Because of our short operating history, you have limited operating and financial data which you can use to evaluate our performance and determine whether you should invest in the 12 7/8% notes.


WE NEED ADDITIONAL CAPITAL TO EXPAND OUR BUSINESS AND INCREASE REVENUE




If we do not obtain additional financing in accordance with our plan, we may not be able to expand as we expect, which may have an adverse effect on us.

IF WE DO NOT EFFECTIVELY MANAGE RAPID EXPANSION OF OUR BUSINESS, OUR FINANCIAL CONDITION WILL SUFFER


We are in the early stages of our operations and have only recently begun to deploy networks in many of our target markets. If we are successful in the implementation of our business plan, we will be rapidly expanding our operations and providing bundled telecommunications services on a widespread basis. This rapid expansion may place a significant strain on our management, financial and other resources. If we fail to manage our growth effectively, we may not be able to expand our customer base and service offerings as we have planned. Any failure to manage the growth of our business could have a material adverse effect on us and on our ability to meet our obligations under the 12 7/8% notes.


OUR SUCCESS DEPENDS ON OUR KEY PERSONNEL AND WE MAY NOT BE ABLE TO REPLACE KEY EXECUTIVES WHO LEAVE

We are managed by a small number of key executive officers, most notably Royce
J. Holland, our Chairman and Chief Executive Officer. The loss of services of one or more of these key individuals, particularly Mr. Holland, could materially and adversely affect our business and our prospects. Most of our executive officers do not have employment agreements, and we do not maintain key person life insurance for any of our executive officers. The competition for qualified personnel in the telecommunications industry is intense. For this reason, we cannot assure you that we will be able to hire or retain necessary personnel in the future.

WE ARE DEPENDENT ON EFFECTIVE BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS AND WE MAY HAVE DIFFICULTIES IN DEVELOPING THESE SYSTEMS

Sophisticated back office information and processing systems are vital to our growth and our ability to monitor costs, bill customers, initiate, implement and track customer orders and achieve operating efficiencies. We cannot assure you that these systems will be successfully implemented on a timely basis or at all or will perform as expected because:

- our vendors may fail to deliver proposed products and services in a timely and effective manner and at acceptable costs;

- we may fail to adequately identify all of our information and processing needs;

- our processing or information systems may fail or be inadequate;

- we may be unable to effectively integrate such products or services;

- we may fail to upgrade systems as necessary; and

- third party vendors may cancel or fail to renew license agreements that relate to these systems.

WE MAY BE ADVERSELY IMPACTED BY YEAR 2000 ISSUES, MANY OF WHICH ARE BEYOND OUR CONTROL

The "year 2000" issue generally describes the various problems that may result from the improper processing of dates and date-sensitive transactions by computers and other equipment as a result of computer hardware and software using two digits to identify the year in a date. The failure to process dates could result in network and system failures or miscalculations causing disruptions in operations including, among other things, a temporary inability to process transactions, send invoices or engage in other routine business activities. A failure of our customers or vendors, including other telecommunications operators, to cause their software and systems to be year 2000 compliant could have a material adverse effect on us and on our ability to meet our obligations under the 12 7/8% notes. Until the year 2000 occurs, we will not know for sure that all systems will then function adequately. In addition, we are dependent upon third-party suppliers, including other telecommunications operators, for the delivery of interconnection and other services and on third-party customers for the purchase of our services. In many cases, our services and operations require electronic interfacing with the systems and networks of third-party telecommunication operators such as the incumbent local exchange carriers.

WE FACE POTENTIAL CONFLICTS OF INTEREST CAUSED BY FUND INVESTOR CONTROL WHICH COULD BE DETRIMENTAL TO HOLDERS OF OUR SECURITIES


You should be aware that the investment funds that provided our initial equity hold a majority of our board seats and a significant amount of our common stock and that as a result, our direction and future operations may be controlled by these funds. Our original fund and management investors have entered into a voting agreement regarding the election of nominees to the board of directors. In addition, decisions concerning our operations or financial structure may present conflicts of interest between these investors and our management and other holders of our securities, including our notes. In addition to their investments in us, these investors or their affiliates currently have significant investments in other telecommunications companies and may in the future invest in other entities engaged in the telecommunications business or in related businesses, including entities that compete with us. Conflicts may also arise in the negotiation or enforcement of arrangements entered into by us and entities in which these investors have an interest.



UNDER CERTAIN CIRCUMSTANCES WE MAY NEED ADDITIONAL CAPITAL TO EXPAND OUR BUSINESS AND INCREASE REVENUES



We may need additional capital to fund capital expenditures, working capital, debt service and cash flow deficits during the period in which we are expanding and developing our business and deploying our networks, services and systems. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of prevailing economic conditions and financial, business and other factors, many of which are beyond our control.

We believe that the proceeds from our previous fund raising activities and borrowings expected to be available under our senior credit facility, together with our cash on hand, will be sufficient to prefund market deployment in all 24 targeted markets. However, we will only be able to borrow under the credit facility if we are in compliance with certain financial covenants. In the event we cannot borrow under the credit facility we may need to access alternative sources of capital. If we are unable to do so we may not be able to expand as we expect, which may have an adverse effect on us.


OUR SUBSTANTIAL INDEBTEDNESS COULD MAKE US UNABLE TO SERVICE INDEBTEDNESS AND MEET OUR OTHER REQUIREMENTS AND COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH


We have a significant amount of debt outstanding and plan to access additional debt financing to fund our business plan. As of September 30, 1999, we had $505.7 million of outstanding indebtedness and $497.6 million of stockholders' equity. We anticipate incurring additional indebtedness in the future, including under our senior secured revolving credit facility. See the discussion of this credit facility in the section titled "Description of Certain Indebtedness -- Revolving Credit Facility."



The successful implementation of our business plan is essential for us to meet our working capital, capital expenditure and debt service requirements. Allegiance's earnings for the year ended December 31, 1998 were insufficient to cover fixed charges by approximately $249.3 million. After giving pro forma effect to the increase in interest expense resulting from the issuance of the 11 3/4% notes and the 12 7/8% notes and giving effect to the $12.6 million of management ownership allocation charge which would have been recorded, Allegiance's earnings would have been insufficient to cover fixed charges by approximately $285.1 million for the year ended December 31, 1998. Allegiance's earnings for the period from inception (April 22, 1997) through December 31, 1997, three months ended September 30, 1999, and nine months ended September 30, 1999 were insufficient to cover fixed charges by approximately $3.7 million, $58.1 million and $158.8 million, respectively.


This level of debt could:

- impair our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

- require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the funds available for the growth of our networks;

- place us at a competitive disadvantage with those of our competitors who do not have as much debt as we do;

- impair our ability to adjust rapidly to changing market conditions; and

- make us more vulnerable if there is a downturn in general economic conditions or in our business.

We cannot assure you that we will be able to meet our working capital, capital expenditure and debt service requirements.

LIMITATIONS IMPOSED BY RESTRICTIVE COVENANTS COULD LIMIT HOW WE CONDUCT BUSINESS AND A DEFAULT UNDER OUR INDENTURES AND FINANCING AGREEMENTS COULD SIGNIFICANTLY IMPACT OUR ABILITY TO REPAY OUR INDEBTEDNESS


Our indentures and our senior secured revolving credit facility contain covenants that restrict our ability to:


- incur additional indebtedness;

- pay dividends and make other distributions;

- prepay subordinated indebtedness;

- make investments and other restricted payments;

- enter into sale and leaseback transactions;

- create liens;

- sell assets; and

- engage in certain transactions with affiliates.


Our senior secured revolving credit facility discussed in the section titled "Description of Certain Indebtedness -- Revolving Credit Facility," also contains other covenants that will require us to maintain specified financial ratios and satisfy financial tests. As a result of these restrictions, we are limited in how we conduct business and we may be unable to raise additional debt or equity financing to operate during general economic or business downturns, to compete effectively or to take advantage of new business opportunities. This may affect our ability to generate revenues and make profits. Without sufficient revenues and cash, we may not be able to pay interest and principal on our indebtedness.



Our failure to comply with the covenants and restrictions contained in our indentures and other financing agreements could lead to a default under the terms of these agreements. If such a default occurs, the other parties to such agreements could declare all amounts borrowed and all amounts due under other instruments that contain provisions for cross-acceleration or cross-default due and payable. In addition, lenders under our current and future financing arrangements could terminate their commitments to lend to us. If that occurs, we cannot assure you that we would be able to make payments on our indebtedness, meet our working capital and capital expenditure requirements, or that we would be able to find additional alternative financing. Even if we could obtain additional alternative financing, we cannot assure you that it would be on terms that are favorable or acceptable to us.


YOUR RIGHT TO RECEIVE PAYMENTS ON THE 12 7/8% NOTES IS EFFECTIVELY JUNIOR TO OUR SENIOR SECURED INDEBTEDNESS AND POSSIBLY ALL FUTURE BORROWINGS


The 12 7/8% notes are not secured by any of our assets, other than the U.S. Treasury securities placed in the pledge account for the payment in full of the first six scheduled interest payments. We may pledge some or all of our assets to secure other debt, including debt incurred under our senior secured revolving credit facility. The 12 7/8% notes rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. In addition, all indebtedness, including payables arising in the ordinary course of business in connection with the acquisition of goods and services, of our subsidiaries, will have a claim to the assets of our subsidiaries that is senior to the claim of the 12 7/8% notes.


WE MAY NOT HAVE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER WHICH MAY BE REQUIRED BY OUR INDENTURES

Our indentures provide that upon a change of control, each note holder will have the right to require us to purchase all or a portion of such holder's notes. We would be required to purchase the notes at a purchase price of 101% of the accreted value of the 11 3/4% notes and 101% of the principal amount of the 12 7/8% notes, plus any accrued and unpaid interest to the date of repurchase. It is possible that we will not have sufficient funds at that time to repurchase our notes.

IF WE DO NOT INTERCONNECT WITH OUR PRIMARY COMPETITORS, THE INCUMBENT LOCAL EXCHANGE CARRIERS, OUR BUSINESS WILL BE ADVERSELY AFFECTED

Many new carriers, including Allegiance, have experienced difficulties in working with the incumbent local exchange carriers with respect to initiating, interconnecting, and implementing the systems used by these new carriers to order and receive unbundled network elements and wholesale services and locating the new carriers' equipment in the offices of the incumbent local exchange carriers. As a new carrier, we must coordinate with incumbent local exchange carriers so that we can provide local service to customers on a timely and competitive basis. The Telecommunications Act created incentives for regional Bell operating companies to cooperate with new carriers and permit access to their facilities by denying such companies the ability to provide in-region long distance services until they have satisfied statutory conditions designed to open their local markets to competition. The regional Bell operating companies in our markets are not yet permitted by the FCC to offer long distance services. These companies may not be accommodating to us once they are permitted to offer long distance service. If we cannot obtain the cooperation of a regional Bell operating company in a region, whether or not it has been authorized to offer long distance service, our ability to offer local services in such region on a timely and cost-effective basis will be adversely affected.

IF WE DO NOT OBTAIN PEERING ARRANGEMENTS WITH INTERNET SERVICE PROVIDERS, THE PROFITABILITY OF OUR INTERNET ACCESS SERVICES WILL SUFFER

The profitability of our Internet access services, and related services such as Web site hosting, may be adversely affected if we are unable to obtain "peering" arrangements with Internet service providers. In the past, major Internet service providers routinely exchanged traffic with other Internet service providers that met technical criteria on a "peering" basis, meaning that each Internet service provider accepted traffic routed to Internet addresses on their system from their "peers" on a reciprocal basis, without payment of compensation. However, since 1997 UUNET Technologies, Inc., the largest Internet service provider, has been greatly restricting the use of peering arrangements with other providers and has been imposing charges for accepting traffic from providers other than its "peers." Other major Internet service providers have adopted similar policies. We do not currently have any peering arrangements and cannot assure you that we will be able to negotiate "peer" status with any of the major nationwide Internet service providers in the future, or that we will be able to terminate traffic on Internet service providers' networks at favorable prices.

OUR OFFERING OF LONG DISTANCE SERVICES IS AFFECTED BY OUR ABILITY TO ESTABLISH EFFECTIVE RESALE AGREEMENTS

As part of our "one-stop shopping" offering of bundled telecommunications services to our customers, we offer long distance services. We have relied and will continue to rely on other carriers to provide transmission and termination services for all of our long distance traffic. We will continue to enter into resale agreements with long distance carriers to provide us with transmission services. Such agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling pattern and traffic levels of our future customers. If we fail to meet our minimum volume commitments, we may be obligated to pay underutilization charges and if we underestimate our need for transmission capacity, we may be required to obtain capacity through more expensive means.

OUR PRINCIPAL COMPETITORS FOR LOCAL SERVICES, THE INCUMBENT LOCAL EXCHANGE CARRIERS, AND POTENTIAL ADDITIONAL COMPETITORS, HAVE ADVANTAGES THAT MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE WITH THEM

The telecommunications industry is highly competitive. Many of our current and potential competitors in the local market have financial, technical, marketing, personnel and other resources, including brand name recognition, substantially greater than ours, as well as other competitive advantages over us. In each of the markets targeted by us, we will compete principally with the incumbent local exchange carrier serving that area and they enjoy advantages that may adversely affect our ability to compete with them. Incumbent local exchange carriers are established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. Incumbent local exchange carriers also have long-standing relationships with federal and state regulatory authorities. FCC and state administrative decisions and initiatives provide the incumbent local exchange carriers with pricing flexibility for their:

- private lines, which are private, dedicated telecommunications connections between customers;

- special access services, which are dedicated lines from a customer to a long distance company provided by the local phone company; and

- switched access services, which refers to the call connection provided by the local phone company's switch between a customer's phone and the long distance company's switch.


In addition, with respect to competitive access services, such as special access services as opposed to switched access services, the FCC recently approved incumbent local exchange carriers increased pricing flexibility and deregulation for such access services after certain competitive levels are reached. If the incumbent local exchange carriers are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, competitors such as us could be materially adversely affected. If future regulatory decisions afford the incumbent local exchange carriers increased pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors such as us.


We also face, and expect to continue to face, competition in the local market from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange marketplace such as AT&T, MCI WorldCom and Sprint, and from other competitive local exchange carriers, resellers, competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, the development of new technologies could give rise to significant new competitors in the local market.

SIGNIFICANT COMPETITION IN PROVIDING LONG DISTANCE AND INTERNET SERVICES COULD REDUCE THE DEMAND AND PROFITABILITY OF OUR SERVICES

We also face significant competition in providing long distance and Internet services. Many of these competitors have greater financial, technological, marketing, personnel and other resources than those available to us.

The long distance telecommunications market has numerous entities competing for the same customers and a high average turnover rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. We face competition from large carriers such as AT&T, Sprint, and MCI WorldCom and many smaller long distance carriers. Other competitors are likely to include regional Bell operating companies providing long distance services outside of their local service area and, with the removal of regulatory barriers, long distance services within such local service areas, other competitive local exchange carriers, microwave and satellite carriers and private networks owned by large end users. We may also increasingly face competition from companies offering local and long distance data and voice services over the Internet. Such companies could enjoy a significant cost advantage because they do not currently pay many of the charges or fees that we have to pay. In addition, in June 1998, Sprint announced its intention to offer voice, data and video services over its nationwide asynchronous transfer mode network, which Sprint anticipates will significantly reduce its cost to provide such services. Sprint plans to bill its customers based upon the amount of traffic carried, irrespective of the time required to send the traffic or the traffic's destination.

The Internet services market is highly competitive and we expect that competition will continue to intensify. Our competitors in this market include Internet service providers, other telecommunications companies, online services providers and Internet software providers.

OUR NEED TO COMPLY WITH EXTENSIVE GOVERNMENT REGULATION CAN INCREASE OUR COSTS AND SLOW OUR GROWTH

Our networks and the provision of telecommunications services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may slow our growth and have a material adverse effect upon us.


The FCC exercises jurisdiction over us with respect to interstate and international services. We must obtain, and have obtained through our subsidiary, Allegiance Telecom International, Inc., prior FCC authorization for installation and operation of international facilities and the provision, including by resale, of international long distance services. Additionally, we file publicly available documents detailing our services and pricing, also known as "tariffs," with the FCC for both international and domestic long-distance services.


State regulatory commissions exercise jurisdiction over us because we provide intrastate services. We are required to obtain regulatory authorization and/or file tariffs at state agencies in most of the states in which we operate. If and when we seek to build our own network segments, local authorities regulate our access to municipal rights-of-way.

Constructing a network is also subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis.

Regulators at both the federal and state level require us to pay various fees and assessments, file periodic reports, and comply with various rules regarding the contents of our bills, protection of subscriber privacy, and similar matters on an on-going basis.

We cannot assure you that the FCC or state commissions will grant required authority or refrain from taking action against us if we are found to have provided services without obtaining the necessary authorizations, or to have violated other requirements of their rules and orders. Regulators or others could challenge our compliance with applicable rules and orders. Such challenges could cause us to incur substantial legal and administrative expenses.

DEREGULATION OF THE TELECOMMUNICATIONS INDUSTRY INVOLVES UNCERTAINTIES, AND THE RESOLUTION OF THESE UNCERTAINTIES COULD ADVERSELY AFFECT OUR BUSINESS

The Telecommunications Act provides for a significant deregulation of the domestic telecommunications industry, including the local exchange, long distance and cable television industries. The Telecommunications Act remains subject to judicial review and additional FCC rulemaking, and thus it is difficult to predict what effect the legislation will have on us and our operations. There are currently many regulatory actions underway and being contemplated by federal and state authorities regarding interconnection pricing and other issues that could result in significant changes to the business conditions in the telecommunications industry. We cannot assure you that these changes will not have a material adverse effect upon us.

THE REGULATION OF INTERCONNECTION WITH INCUMBENT LOCAL EXCHANGE CARRIERS INVOLVES UNCERTAINTIES, AND THE RESOLUTION OF THESE UNCERTAINTIES COULD ADVERSELY AFFECT OUR BUSINESS

Although the incumbent local exchange carriers are required under the Telecommunications Act of 1996 to unbundle and make available elements of their network and permit us to purchase only the origination and termination services that we need, thereby decreasing our operating expenses, such unbundling may not be done as quickly as we require and may be priced higher than we expect. This is important because we rely on the facilities of these other carriers to connect to our high capacity digital switches so that we can provide services to our customers. Our ability to obtain these interconnection agreements on favorable terms, and the time and expense involved in negotiating them, can be adversely affected by legal developments.

A recent Supreme Court decision vacated a FCC rule determining which network elements the incumbent local exchange carriers must provide to competitors on an unbundled basis. On November 5, 1999, the FCC released an order revising its unbundled network element rules to conform to the Supreme Court's interpretation of the law, and reaffirmed the availability of the basic network elements (such as loops and dedicated transport) used by Allegiance. It is likely that this order may be subject to further agency reconsideration and/or court review.

While these court and FCC proceedings were pending, Allegiance entered into interconnection agreements with a number of ILECs through negotiations or, in some cases, adoption of another CLEC's approved agreement. These agreements remain in effect, although in some cases one or both parties may be entitled to demand renegotiation of particular provisions based on intervening changes in the law. However, it is uncertain whether Allegiance will be able to obtain renewal of these agreements on favorable terms when they expire.



WE COULD LOSE REVENUE IF CALLS TO INTERNET SERVICE PROVIDERS ARE TREATED AS LONG DISTANCE INTERSTATE CALLS


We believe that other local exchange carriers should have to compensate us when their customers place calls to Internet service providers who are our customers. Most incumbent local exchange carriers disagree. Internet service providers are among our target customers, although we have a policy of limiting service to these customers to no more than 20% of our aggregate switch capacity. Decisions providing that other carriers do not have to compensate us for these calls could limit our ability to service this group of customers profitably.



For all other local calls, it is clear that the telecommunications company whose customer calls a customer of a second telecommunications company must compensate the second company. This is known as reciprocal compensation. This rule does not apply to long distance interstate calls and the FCC in its Declaratory Ruling of February 26, 1999, determined that Internet service provider traffic is interstate for jurisdictional purposes, but that its current rules neither require nor prohibit the payment of reciprocal compensation for such calls. In the absence of a federal rule, the FCC determined that state commissions have authority to interpret and enforce the reciprocal compensation provisions of existing interconnection agreements, and to determine the appropriate treatment of Internet service provider traffic in arbitrating new agreements. Currently, over 30 state commissions and several federal and state courts have ruled that reciprocal compensation arrangements do apply to calls to Internet service providers, while three jurisdictions have ruled to the contrary. Certain of these rulings are subject to appeal. Additional disputes over the appropriate treatment of ISP traffic are pending in other states.



We expect that reciprocal compensation from all types of traffic will continue to represent a material portion of our revenues. We are currently negotiating and implementing new interconnection agreements and the terms of the related reciprocal compensation with various ILECs. We anticipate that the per minute reciprocal compensation rate we receive from ILECs under our new agreements in the future will be lower than it was under our previous agreements and we have attempted to take this reduction into account in our business plan. This reduction in reciprocal compensation, however, could have a material adverse effect on Allegiance in the future if we are not able to offset it with other revenues.


THE REGULATION OF ACCESS CHARGES INVOLVES UNCERTAINTIES, AND THE RESOLUTION OF THESE UNCERTAINTIES COULD ADVERSELY AFFECT OUR BUSINESS


To the extent we provide long-distance, often referred to as "interexchange," telecommunications service, we are required to pay access charges to other local exchange carriers when we use the facilities of those companies to originate or terminate interexchange calls. As a competitive local exchange carrier, we also provide access services to other long distance service providers. The interstate access charges of incumbent local exchange carriers are subject to extensive regulation by the FCC, while those of competitive local exchange carriers are subject to a lesser degree of FCC regulation, but remain subject to the requirement that all charges be just, reasonable, and not unreasonably discriminatory. Disputes have arisen regarding the regulation of access charges and these may be resolved adversely to us.






Some interexchange carriers, including AT&T and Sprint, have challenged the switched access rates of Allegiance and other CLECs and have withheld some or all payments for the switched access services that they continue to receive. Although no formal complaints have been filed against us, AT&T and other interexchange carriers have asserted that they have not ordered switched access services from us and/or that our charges for switched access services are higher than those of the ILEC serving the same territory and are therefore unjust and unreasonable. AT&T has refused to pay us any originating access charges at our tariffed rates and other carriers are paying us less than our tariffed rates.



On July 5, 1999, the FCC issued a ruling to address this issue in the context of a complaint case filed by MGC Communications, Inc., a CLEC that had not been receiving payments from AT&T. In that ruling, the FCC stated that "AT&T is liable to MGC, at MGC's tariffed rate, for the originating access service that it received..." The FCC indicated that AT&T had no obligation to purchase access from MGC based on the arguments that MGC had made, but the FCC also made clear that there may be other requirements that could limit AT&T's ability to not purchase such access from a CLEC. In response to that FCC decision, AT&T filed a Petition for Review with the FCC on August 5, 1999. The FCC has not yet ruled on that Petition.


Several states, including Colorado, Missouri, New York, Texas and Virginia, have proposed or required that CLEC access charges be limited to those charged by ILECs operating in the same area as the CLEC with respect to calls originating or terminating in such area, except where the CLEC in question can establish that its costs justify a higher access rate through a formal cost proceeding.
We believe that it is possible that other states will enact similar requirements. We also, believe, however, that it is more likely that many states will use the same approach for intrastate long distance as the FCC ultimately decides to use for interstate long distance.


We believe that the FCC's decision in the MGC/AT&T matter has established the approach that will be applied for all similarly situated CLECs such as Allegiance. The FCC, however, is reviewing the switched access rate level issue and related matters in its Access Charge Reform docket and we cannot predict how this proceeding may ultimately resolve these issues. In this docket, among other things, the FCC has requested comment as to whether IXCs may refuse to purchase switched access services from particular carriers. The Company is an active participant in this proceeding.



In light of the FCC's decision in the MGC/AT&T proceeding and the support ILECs (including the large ILECs) have generally given to the principle that IXCs should not be permitted to refuse to purchase switched access services from particular carriers, we believe that we will ultimately receive payment, plus interest, from AT&T, Sprint and any other interexchange carrier that withholds payment for switched access services that we provide. We cannot provide any assurance, however, as to the actual outcome of the FCC proceeding or as to the positions various states will take on the similar issue of intrastate switched access rates. Our switched access rates will have to be adjusted to comport with future decisions of the FCC or state commissions and these adjustments could have a material adverse effect on Allegiance.

IF WE DO NOT CONTINUALLY ADAPT TO TECHNOLOGICAL CHANGE, WE COULD LOSE CUSTOMERS AND MARKET SHARE

The telecommunications industry is subject to rapid and significant changes in technology, and we rely on outside vendors for the development of and access to new technology. The effect of technological changes on our business cannot be predicted. We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. We cannot assure you that we will obtain access to new technology on a timely basis or on satisfactory terms. Any failure by us to obtain new technology could cause us to lose customers and market share and could have a material adverse effect on us and on our ability to meet our obligations under the 12 7/8% notes.

OUR FORWARD-LOOKING STATEMENTS MAY MATERIALLY DIFFER FROM ACTUAL EVENTS OR
RESULTS

This prospectus contains "forward-looking statements," which you generally can identify by our use of forward-looking words such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative or other variations of such terms or comparable terminology, or by discussion of strategy that involve risks and uncertainties. We often use these types of statements when discussing our plans and strategies, our anticipation of revenues from designated markets, and statements regarding the development of our businesses, the markets for our services and products, our anticipated capital expenditures, operations support systems, changes in regulatory requirements and other statements contained in this prospectus regarding matters that are not historical facts.

We caution you that these forward-looking statements are only predictions and estimates regarding future events and circumstances. We cannot assure you that we will achieve the future results reflected in these statements. The risks we face that could cause us not to achieve these results include, but are not limited to our ability to do the following in a timely manner, at reasonable costs and on satisfactory terms and conditions:

- successfully market our services to current and new customers;

- interconnect with and develop cooperative working relationships with incumbent local exchange carriers;

- develop efficient operations support systems and other back office systems;

- successfully and efficiently transfer new customers to our networks and access new geographic markets;

- identify, finance and complete suitable acquisitions;

- borrow under our senior credit facility;

- install new switching facilities and other network equipment; and

- obtain leased fiber optic line capacity, rights-of-way, building access rights and any required governmental authorizations, franchises and permits.

Regulatory, legislative and judicial developments could also cause actual results to differ materially from the future results reflected in such forward-looking statements. You should consider all of our subsequent written and oral forward-looking statements only in light of such cautionary statements. You should not place undue reliance on these forward-looking statements and you should understand that they speak only as of the dates we make them.

                      WHERE YOU CAN FIND MORE INFORMATION


We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.



We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and any information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference:

-        our Annual Report on Form 10-K for the year ended December 31, 1998,

- our Current Report on Form 8-K, as filed with the SEC on April 7, 1999, as amended on July 20, 1999,

-        our Current Report on Form 8-K, as filed with the SEC on September 22,
         1999,

- our proxy statement for our 1999 annual meeting of stockholders, as filed with the SEC on April 21, 1999,

- our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999,

- any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until the termination of the offering under this prospectus.

You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning the following person:

         Andrew Albrecht
         Director of Investor Relations
         Allegiance Telecom, Inc.
         3500 Piedmont Road, Suite 340
         Atlanta, GA 30305
         Phone: (404) 760-4881


                                 USE OF PROCEEDS

We will not obtain any proceeds in connection with the market-making activities of Morgan Stanley Dean Witter from any sales of the 12 7/8% notes.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

11 3/4% NOTES

On February 3, 1998, we issued $445.0 million aggregate principal amount at maturity of 11 3/4% Senior Discount Notes. They will mature on February 15, 2008. The 11 3/4% notes were issued in units, with each unit consisting of one 11 3/4% note and one redeemable warrant.

No cash interest is payable on the 11 3/4% notes prior to August 15, 2003. From and after February 15, 2003, interest on the 11 3/4% notes will accrue at the rate of 11 3/4% per annum. Interest on the 11 3/4% notes is payable semiannually on February 15 and August 15 of each year, commencing August 15, 2003. Payment of interest will be made to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date.

The 11 3/4% notes are not secured by any of our assets and rank equally in right of payment with all of our unsubordinated and unsecured indebtedness, including the 12 7/8% notes. The 11 3/4% notes are senior in right of payment to all of our future subordinated indebtedness.

We may redeem the 11 3/4% notes at our option, in whole or in part, at any time on or after February 15, 2003. The initial redemption price is 105.8750% of their principal amount at maturity, plus accrued interest. The redemption price will decline each year and will be 100% of their principal amount at maturity, plus accrued interest, beginning on February 15, 2006. In addition, at any time on or before February 15, 2001, we may redeem up to 35% of the aggregate principal amount at maturity of the 11 3/4% notes with the proceeds of certain public equity offerings at a redemption price equal to 111.75% of their accreted value on the redemption date. We may make this redemption only so long as at least $289.3 million aggregate principal amount at maturity of the 11 3/4% notes remains outstanding immediately after such redemption.

The 11 3/4% notes indenture contains certain restrictive covenants, including among others, limitations on the ability of Allegiance and its restricted subsidiaries to:

- incur indebtedness,

- pay dividends,

- prepay subordinated indebtedness,

- repurchase capital stock,

- make investments,

- engage in transactions with affiliates,

- create liens,

- sell assets, and

- engage in mergers and consolidations and certain other events which could cause an event of default.

Events of default under the 11 3/4% notes indenture include, among other things:

- payment defaults,

- covenant defaults,

- cross-defaults to certain other indebtedness,

- judgment defaults, and

- certain events of bankruptcy and insolvency.

The events of default under the 11 3/4% notes indenture are substantially the same as those relating to the 12 7/8% notes. See "Description of the Notes."

REVOLVING CREDIT FACILITY


On April 1, 1999, we entered into a credit agreement and related guaranty agreement with Goldman Sachs Credit Partners L.P., TD Securities (USA) Inc. and Morgan Stanley Senior Funding, Inc. and various other lenders that provides for a $225 million senior secured revolving credit facility maturing December 31, 2005. This revolving facility is available, subject to satisfaction of certain terms and conditions, to provide purchase money financing for the acquisition, construction and improvement of telecommunications assets by Allegiance's operating subsidiaries. The following is a summary of material terms of the revolving credit facility.

The borrower under the facility is Allegiance Finance Company, Inc., a wholly owned subsidiary of Allegiance Telecom, Inc. that will own Allegiance's operating subsidiaries. The facility is structurally senior to all of Allegiance's 12 7/8% notes and 11 3/4% notes issued in 1998. The facility is secured by all of Allegiance's subsidiaries' assets and a pledge of the stock of Allegiance Finance Company. The facility is also guaranteed by Allegiance Telecom, Inc. Based on Allegiance's current business plan, the facility is expected to be undrawn until 2000. Interest rates under the facility will be tied to the level of debt compared to consolidated EBITDA and are initially expected to be the London Interbank Offering Rate + 3.75%. The commitment fee is a maximum 1.50% of the total amount of the average daily unused portion of the facility during the preceding quarter, with step-downs based on utilization.

Allegiance's ability to borrow under the facility is dependent upon and fluctuates according to Allegiance's ability to meet the financial covenants and the ability of Allegiance's geographic markets to generate cash. Allegiance may borrow under the facility at such time as Allegiance Telecom, Inc. has invested a minimum of $250 million in the operations of the borrower and/or its subsidiaries, and certifies that, in at least one market which operates as an independent business unit, Allegiance has achieved positive earnings before deducting interest, taxes, depreciation and amortization and before deducting overhead charges and other non-cash items. The facility refers to this measurement as "pre-overhead EBITDA." Allegiance must also certify that it projects such market to remain pre-overhead EBITDA positive through the maturity of the facility. The actual amount available under the initial availability test will be equal to one-third of the total amount of the facility, plus three times the annualized pre-overhead EBITDA for such market. Thus, for example, if the Allegiance Dallas market operations turn pre-overhead EBITDA positive for one month and Allegiance projects that this market will remain positive through the maturity of the facility on December 31, 2005, the initial availability under the facility will be equal to one third of the total amount of the facility plus three times the annualized pre-overhead EBITDA for the Dallas market. The one-month results are annualized by multiplying these results by twelve. Allegiance would not be able to borrow if the market fails to remain pre-overhead EBITDA positive and is required to repay loans at such time in an amount equal to the availability created by such market.


The availability derived from any single pre-overhead EBITDA positive market, however, will not exceed $100 million.


The amount available will increase when two or more markets generate positive pre-overhead EBITDA for a given month. This incremental availability will equal three times the annualized pre-overhead EBITDA generated by each market other than the first market.


The availability test also serves as a financial covenant, and Allegiance is required to maintain levels of pre-overhead EBITDA from individual markets that would support amounts outstanding under the facility. The commitments of the lenders under the facility will reduce in twelve consecutive quarterly installments, beginning on March 31, 2003, in annual amounts equal to the following respective percentages of the initial amount of the facility:


                                           FACILITY
YEAR                                       REDUCTION
----                                       ---------
2003....................................      20%
2004....................................      30%
2005....................................      50%


A comprehensive covenant package as well as the availability tests described above governs the facility. During the initial network construction phase from closing of the facility through June 30, 2001, Allegiance's performance will be tested by one set of covenants. Another set of covenants will take effect July 1, 2001. Allegiance must be in compliance with each covenant in order to borrow under the facility and a failure to satisfy any of the covenants would enable the lender to declare outstanding amounts to be due and payable. The covenants for these periods will include:



  COVENANTS THROUGH JUNE 30, 2001     COVENANTS FROM JULY 1, 2001 TO DECEMBER 31, 2005
  -------------------------------     ------------------------------------------------
- Minimum Revenues                    - Senior Secured Debt to Annualized Consolidated
                                        EBITDA
- Maximum Consolidated EBITDA
  Loss/Minimum Consolidated EBITDA    - Total Debt to Annualized Consolidated EBITDA
- Senior Secured Debt to Total        - Annualized Consolidated EBITDA/ Interest
  Capitalization                        Expense
- Maximum Capital Expenditures        - Annualized Pro Forma Consolidated EBITDA/Pro
                                        Forma Debt Service
- Maximum Unsecured Subordinated
  Debt                                - Maximum Capital Expenditures

Allegiance has the flexibility under the facility to make unlimited acquisitions using equity consideration, or if financed with indebtedness, acquisitions totaling up to $75 million. There is an additional $25 million sub-limit with respect to acquisitions of entities generating negative free cash flow for the trailing twelve-month period, stepping up to $45 million at such time as the borrower generates positive pre-overhead EBITDA in two or more markets, all of which limits are subject to increase as additional equity is raised and contributed as common equity to the borrower and its subsidiaries.

In addition, the borrower is subject to limitations, to be determined, with respect to investments in more than 24 initial markets. The borrower is permitted to make distributions to Allegiance Telecom, Inc. to enable the payment of interest and principal on the existing indebtedness of Allegiance Telecom, Inc.

The facility is also subject to certain representations, warranties, covenants and events of default customary for credits of this nature and otherwise agreed upon by the parties.

                            DESCRIPTION OF THE NOTES

The 12 7/8% notes were issued under an indenture, dated as of July 7, 1998, between The Bank of New York, the trustee, and us. This indenture is governed by the Trust Indenture Act of 1939, as amended. The reference to the term "notes" in this "Description of the Notes" refers to our 12 7/8% notes, unless specified otherwise. The reference to "Allegiance Telecom, Inc." in this "Description of the Notes" refers to Allegiance Telecom, Inc. only.

The following description of the terms of the indenture is a summary. It does not restate the indenture and excludes certain of the definitions and complex legal terminology contained in the indenture. While we believe this summary contains the information about the indenture which is important to your decision to purchase the 12 7/8% notes it does not include all of the provisions of the indenture that you may feel are important. The indenture, and not this summary, defines your rights as a note holder. If you would like to read the indenture, we have filed a copy as an exhibit to the registration statement. For definitions of certain capitalized terms used in this "Description of the Notes" section, see the discussion under the "Certain Definitions" heading below.

GENERAL

We issued $205.0 million aggregate principal amount of notes. They will mature on May 15, 2008. Each note bears interest at 12 7/8% per annum. This interest is paid semiannually to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year. Interest is computed on the basis of a 360-day year of twelve 30-day months.

The notes are issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple of $1,000. The notes were initially represented by one or more global notes and deposited with, or on behalf of, The Depository Trust Company (the "Depositary"), and registered in the name of a nominee of the Depositary. Except as set forth under "Book-Entry; Delivery and Form," owners of beneficial interests in these global notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of notes under the indenture. See "Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of notes, but we may require that you pay a sum sufficient to cover any transfer tax or other similar governmental charge that must be paid in connection with any such registration.

Subject to the covenants described below under "Covenants" and applicable law, we may issue additional notes under the indenture. The notes offered by this prospectus and any additional notes that we subsequently issue would be treated as a single class for all purposes under the indenture.

OPTIONAL REDEMPTION

We can redeem the notes at our option, in whole or in part, at any time or from time to time, on or after May 15, 2003 and prior to maturity. The notes may be redeemed at the redemption prices, expressed in percentages of principal amount, set forth below, plus accrued and unpaid interest to the redemption date, subject to the right of holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on an interest payment date, if redeemed during the 12-month period commencing May 15 of the years set forth below:

YEAR                                             REDEMPTION PRICE
----                                             ----------------
2003..........................................       106.438%
2004..........................................       104.292
2005..........................................       102.146
2006 and thereafter...........................       100.000%

In addition, prior to May 15, 2001, we may on one or more occasions redeem up to 35% of the principal amount of the notes originally issued with the proceeds of one or more public equity offerings at a redemption price of 112.875% of the principal amount of the notes plus accrued and unpaid interest to the redemption date. However, at least 65% of the aggregate principal amount of notes originally issued must remain outstanding after each such redemption.

SELECTION AND NOTICE OF REDEMPTION

To redeem the notes, we must give you not less than 30 nor more than 60 days' prior notice which we must mail to you by first class mail to your last address as it appears in the security register. Notice of any redemption relating to a public equity offering must be mailed within 60 days after such public equity offering.

In the case of any partial redemption, the trustee will select the notes for redemption:

- in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or,

- if the notes are not listed on a national securities exchange, by lot or by such other method as the trustee in its sole discretion will deem to be fair and appropriate.

No note of $1,000 in principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount of such note to be redeemed. A new note in principal amount equal to the unredeemed portion of a note will be issued in the name of the holder of the note upon cancellation of the original note.

SINKING FUND

There will be no sinking fund payments for the notes.

SECURITY

In connection with the sale of the notes, we purchased approximately $69.0 million of U.S. Treasury securities and placed them in a pledge account to be used for payment in full of the first six scheduled interest payments due on the notes.

We pledged these securities to the trustee for the benefit of the holders of the notes under the collateral pledge and security agreement, dated as of July 7, 1998, by Allegiance

Telecom, Inc. in favor of the trustee. The trustee will hold these securities in the pledge account. Under the pledge agreement, immediately prior to an interest payment date, we may either:

- deposit cash with the trustee sufficient to pay the interest scheduled to be paid on such date or

- direct the trustee to release from the pledge account proceeds sufficient to pay interest then due on the notes.

If we exercise the former option, we may direct the trustee to release a like amount of proceeds from the pledge account. A failure to pay interest on the notes in a timely manner through the first six scheduled interest payment dates will constitute an immediate event of default under the indenture, with no grace or cure period. The pledged securities and pledge account will also secure the repayment of the principal amount and premium on the notes.

Once we make the first six scheduled interest payments on the notes, all of the remaining pledged securities, if any, will be released from the pledge account and the notes will then be unsecured.

RANKING


The indebtedness evidenced by the notes are unsubordinated obligations of Allegiance and have the same right of payment as all other existing and future unsubordinated indebtedness of Allegiance, including our 11 3/4% Senior Discount Notes due 2008. The notes are senior in right of payment to all subordinated indebtedness of Allegiance. At September 30, 1999, Allegiance had approximately $505.7 million of indebtedness outstanding. All of this debt is unsubordinated and unsecured. In addition, all existing and future liabilities, including trade payables, of our subsidiaries will effectively rank senior in right of payment to the notes.


CERTAIN DEFINITIONS

The following are material terms defined in the indenture. You should review the indenture to see full disclosure of all terms that are defined in the indenture.

"Acquired Indebtedness" means Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not incurred in connection with, or in anticipation of, such person becoming a Restricted Subsidiary or such Asset Acquisition.

"Adjusted Consolidated Net Income" means, for any period, the aggregate net income or loss of Allegiance Telecom, Inc. and its Restricted Subsidiaries for such period determined in conformity with GAAP. However, the following items are excluded in computing Adjusted Consolidated Net Income:

     (1) the net income (or loss) of any person that is not a Restricted Subsidiary, except:

        (a) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to Allegiance Telecom, Inc. or any of its Restricted Subsidiaries by such person during such period, and

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

        (b) with respect to net losses, to the extent of the amount of Investments made by Allegiance Telecom, Inc. or any Restricted Subsidiary in such person during such period;

     (2) solely for the purposes of calculating the amount of Restricted Payments that may be made under clause (3) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, and in such case, except to the extent includable under clause (1) above, the net income or loss of any person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Allegiance Telecom, Inc. or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such person are acquired by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries;

     (3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

     (4) any gains or losses, on an after-tax basis, attributable to Asset
         Sales;

     (5) except for purposes of calculating the amount of Restricted Payments that may be made under clause (3) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on preferred stock of Allegiance Telecom, Inc. or any Restricted Subsidiary owned by persons other than Allegiance Telecom, Inc. and any of its Restricted Subsidiaries;

     (6) all extraordinary gains and extraordinary losses; and

     (7) any compensation expense paid or payable solely with Capital Stock, other than Disqualified Stock, of Allegiance Telecom, Inc. or any options, warrants or other rights to acquire Capital Stock, other than Disqualified Stock, of Allegiance Telecom, Inc.

"Adjusted Consolidated Net Tangible Assets" means the total amount of assets of Allegiance Telecom, Inc. and its Restricted Subsidiaries, less applicable depreciation, amortization and other valuation reserves, except to the extent resulting from write-ups of capital assets other than write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting from such assets:

     (1) all current liabilities of Allegiance Telecom, Inc. and its Restricted Subsidiaries, excluding intercompany items, and

     (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of Allegiance Telecom, Inc. and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the trustee under the "SEC Reports and Reports to Holders" covenant.

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

"Affiliate" means, as applied to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such person. For purposes of this definition, "control" and the correlative meanings of the terms "controlling," "controlled by" and "under common control with", as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

"Asset Acquisition" means:

     (1) an investment by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries in any other person after which such person becomes a Restricted Subsidiary or is merged into or consolidated with Allegiance Telecom, Inc. or any of its Restricted Subsidiaries, but only if such person's primary business is related, ancillary or complementary to the businesses of Allegiance Telecom, Inc. and its Restricted Subsidiaries on the date of such investment; or

     (2) an acquisition by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries of the property and assets of any person other than Allegiance Telecom, Inc. or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such person, but only if the property and assets acquired are related, ancillary or complementary to the businesses of Allegiance Telecom, Inc. and its Restricted Subsidiaries on the date of such acquisition.

"Asset Disposition" means the sale or other disposition by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries, other than to Allegiance Telecom, Inc. or another Restricted Subsidiary, of all or substantially all of the Capital Stock of any Restricted Subsidiary or all or substantially all of the assets that constitute a division or line of business of Allegiance Telecom, Inc. or any of its Restricted Subsidiaries.

"Asset Sale" means any sale, transfer or other disposition, including by way of merger, consolidation or sale-leaseback transaction in one transaction or a series of related transactions by the Allegiance Telecom, Inc. or any of its Restricted Subsidiaries to any person other than to Allegiance Telecom, Inc. or any of its Restricted Subsidiaries of:

     (1) all or any of the Capital Stock of any Restricted Subsidiary;

     (2) all or substantially all of the property and assets of an operating unit or business of Allegiance Telecom, Inc. or any of its Restricted Subsidiaries; or

     (3) any other property and assets, other than the Capital Stock or other Investment in an Unrestricted Subsidiary, of Allegiance Telecom, Inc. or any of its Restricted Subsidiaries outside the ordinary course of business that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of Allegiance Telecom, Inc.

For purposes of this definition, the term "Asset Sale" does not include:

     (1) sales or other dispositions of inventory, receivables and other current assets;

     (2) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant;

     (3) sales, transfers or other dispositions of assets with a fair market value not in excess of $1 million in any transaction or series of related transactions; or

     (4) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property or assets of the kind described in clause (1)(b) of the second paragraph of the "Limitation on Asset Sales" covenant.

"Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing:

     (1) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and the amount of such principal payment by

     (2) the sum of all such principal payments.

"Capital Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents, however designated, whether voting or non-voting, in equity of such person, whether outstanding on the Closing Date or issued after the Closing Date, including all common stock and preferred stock.

"Capitalized Lease" means, as applied to any person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person.

"Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

"Change of Control" means such time as:

     (1) a "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act becomes the ultimate beneficial owner of more than 35% of the total voting power of the Voting Stock of Allegiance Telecom, Inc. on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of Allegiance Telecom, Inc., on a fully diluted basis, than is held by the Existing Stockholders on such date; or

     (2) individuals who on the Closing Date constitute the board of directors cease for any reason to constitute a majority of the members of the board of directors then in office. For purposes of this definition, a director will be treated as being on the board of directors on the Closing Date if such directors' election by the board of directors or whose nomination by the board of directors for election by stockholders of Allegiance Telecom, Inc. was approved by a vote of at least two-thirds of the members of the board of directors then in office who either were members of the board of directors on the Closing Date or whose election or nomination for election was previously so approved.

"Closing Date" means July 7, 1998.

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

"Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income,

     (1) Consolidated Interest Expense,

     (2) income taxes, other than income taxes, either positive or negative, attributable to extraordinary and non-recurring gains or losses or sales of assets,

     (3) depreciation expense,

     (4) amortization expense, and

     (5) all other non-cash items reducing Adjusted Consolidated Net Income other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for Allegiance Telecom, Inc. and its Restricted Subsidiaries in conformity with GAAP. However, if any Restricted Subsidiary is not a wholly owned Restricted Subsidiary, Consolidated EBITDA will be reduced, to the extent not otherwise reduced in accordance with GAAP, by an amount equal to:

     (1) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by

     (2) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries.

"Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Allegiance Telecom, Inc. and its Restricted Subsidiaries during such period, all as determined on a consolidated basis without taking into account Unrestricted Subsidiaries, in conformity with GAAP. This amount includes:

     (1) amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting;

     (2) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

     (3) the net costs associated with Interest Rate Agreements; and

     (4) interest in respect of Indebtedness that is Guaranteed or secured by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries.

But this amount excludes:

     (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted

         Consolidated Net Income under clause (3) of the definition of Adjusted Consolidated Net Income, but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income under clause (3) of such definition; and

     (2) any premiums, fees and expenses, and any amortization of these items, payable in connection with the Allegiance initial public offering of common stock and the notes offering.

"Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of the aggregate amount of Indebtedness of Allegiance Telecom, Inc. and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of Allegiance Telecom, Inc. have been filed with the SEC or provided to the trustee under the "SEC Reports and Reports to Holders" covenant described below. However, in making this calculation,

     (1) pro forma effect will be given to any Indebtedness to be incurred or repaid on the Transaction Date;

     (2) pro forma effect will be given to Asset Dispositions and Asset Acquisitions, including giving pro forma effect to the application of proceeds of any Asset Disposition, that occur from the beginning of such four fiscal quarters through the Transaction Date, referred to as the "reference period," as if they had occurred and such proceeds had been applied on the first day of such reference period;

     (3) pro forma effect will be given to asset dispositions and asset acquisitions, including giving pro forma effect to the application of proceeds of any asset disposition, that have been made by any person that has become a Restricted Subsidiary or has been merged with or into Allegiance Telecom, Inc. or any Restricted Subsidiary during such reference period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such reference period; but to the extent that clause (2) or (3) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation will be based upon the four full fiscal quarters immediately preceding the Transaction Date of the person, or division or line of business of the person, that is acquired or disposed of for which financial information is available; and

     (4) the aggregate amount of Indebtedness outstanding as of the end of the reference period will be deemed to include the total amount of funds outstanding and/or available on the Transaction Date under any revolving credit or similar facilities of Allegiance Telecom, Inc. or its Restricted Subsidiaries.

"Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of Allegiance Telecom, Inc. and its Restricted Subsidiaries. Such balance sheet must be as of a date not more than 90 days prior to the date of such computation and it cannot take into account Unrestricted Subsidiaries. For purposes of this definition, such stockholders' equity will be reduced by:

     (1) any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness;

     (2) the cost of treasury stock; and

     (3) the principal amount of any promissory notes receivable from the sale of the Capital Stock of Allegiance Telecom, Inc. or any of its Restricted Subsidiaries.

Each item must be determined in conformity with GAAP excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52.

"Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

"Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

"Disqualified Stock" means any class or series of Capital Stock of any person that by its terms or otherwise is:

     (1) required to be redeemed prior to the Stated Maturity of the notes;

     (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

     (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes.

However, any Capital Stock that constitutes Disqualified Stock only because it gives the holders of such stock the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes will not constitute Disqualified Stock if:

     (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of notes upon a Change of Control" covenants described below; and

     (2) such Capital Stock, or the agreements or instruments governing the redemption rights of such stock, specifically provides that such person will not repurchase or redeem any such stock under such provision prior to Allegiance Telecom, Inc.'s repurchase of such notes as are required to be repurchased under the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

"Existing Stockholders" means Madison Dearborn Partners, Inc., Morgan Stanley Capital Partners III, Inc., Frontenac Company, Battery Partners IV, L.P. and Battery Investment Partners IV, LLC and their respective Affiliates.

"GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture will be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indenture will be made without giving effect to the amortization of any expenses incurred in connection with the Allegiance initial public offering of common stock and the notes offering and, except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

"Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person. This terms includes, for example, any obligation, direct or indirect, contingent or otherwise, of such person:

     (1) to purchase or pay or advance or supply funds for the purchase or payment of such Indebtedness of such other person, whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business, to take-or-pay, or to maintain financial statement conditions or otherwise; or

     (2) entered into for purposes of assuring in any other manner the obligee of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness in whole or in part.

However, the term "Guarantee" does not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an incurrence of Indebtedness.

"Indebtedness" means, with respect to any person at any date of determination without duplication:

     (1) all indebtedness of such person for borrowed money;

     (2) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

     (3) all obligations of such person in respect of letters of credit or other similar instruments, including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit, including trade letters of credit, securing obligations, other than obligations described in (1) or (2) above or (5), (6) or (7) below, entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement;

     (4) all obligations of such person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables;

     (5) all Capitalized Lease Obligations of such person;

     (6) all Indebtedness of other persons secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person but the amount of such Indebtedness will be the lesser of the fair market value of such asset at such date of determination and the amount of such Indebtedness;

     (7) all Indebtedness of other persons Guaranteed by such person to the extent such Indebtedness is Guaranteed by such person; and

     (8) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any person at any date will be the outstanding balance at such date or, in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination, of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation. However,

     (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,

     (2) money borrowed and set aside at the time of the incurrence of any Indebtedness to pre-fund the payment of the interest on such Indebtedness will not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest, and

     (3) Indebtedness will not include any liability for federal, state, local or other taxes.

"Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

"Investment" in any person means:

     (1) any direct or indirect advance, loan or other extension of credit, including by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of Allegiance Telecom, Inc. or its Restricted Subsidiaries; or

     (2) capital contribution by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others to, or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such person.

The term "Investment" also includes:

     (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

     (2) the fair market value of the Capital Stock or any other Investment held by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries, of or in any person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. However, the fair market value of the Investment remaining in any person that has ceased to be a Restricted Subsidiary will not exceed the aggregate amount of Investments previously made in such person valued at the time such Investments were made less the net reduction of such Investments.

For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below:

     (1) "Investment" will include the fair market value of the assets net of liabilities, other than liabilities to Allegiance Telecom, Inc. or any of its Restricted Subsidiaries, of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

     (2) the fair market value of the assets net of liabilities, other than liabilities to Allegiance Telecom, Inc. or any of its Restricted Subsidiaries, of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments; and

     (3) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature of a security interest or any agreement to give any security interest.

"Net Cash Proceeds" means:

     (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations, to the extent corresponding to the principal, but not interest, component of such obligations, when received in the form of cash or cash equivalents, except to the extent such obligations are financed or sold with recourse to Allegiance Telecom, Inc. or any Restricted Subsidiary, and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

        (a) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel and investment bankers;

        (b) provisions for all taxes, whether or not such taxes will actually be paid or are payable, as a result of such Asset Sale without regard to the consolidated results of operations of Allegiance Telecom, Inc. and its Restricted Subsidiaries, taken as a whole;

        (c) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either is secured by a Lien on the property or assets sold or is required to be paid as a result of such sale; and

        (d) appropriate amounts to be provided by Allegiance Telecom, Inc. or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

     (2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations, to the extent corresponding to the principal, but not interest, component of such obligations, when received in the form of cash or cash equivalents, except to the extent such obligations are financed or sold with recourse to Allegiance Telecom, Inc. or any Restricted Subsidiary, and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such conversion.

"Permitted Investment" means:

     (1) an Investment in Allegiance Telecom, Inc. or a Restricted Subsidiary or a person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, Allegiance Telecom, Inc. or a Restricted Subsidiary, but such person's primary business must be related, ancillary or complementary to the businesses of Allegiance Telecom, Inc. and its Restricted Subsidiaries on the date of such Investment;

     (2) Temporary Cash Investments;

     (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

     (4) stock, obligations or securities received in satisfaction of judgments;

     (5) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits;

     (6) Interest Rate Agreements and Currency Agreements designed solely to protect Allegiance Telecom, Inc. or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates; and

     (7) loans or advances to officers or employees of Allegiance Telecom, Inc. or any Restricted Subsidiary that do not in the aggregate exceed $2 million at any time outstanding.

"Permitted Liens" means:

     (1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as will be required in conformity with GAAP will have been made;

     (2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as will be required in conformity with GAAP will have been made;

     (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     (4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money;

     (5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Allegiance Telecom, Inc. or any of its Restricted Subsidiaries;

     (6) Liens, including extensions and renewals, upon real or personal property acquired after the Closing Date so long as:

        (a) such Lien is created solely for the purpose of securing Indebtedness incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost, including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration, of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property,

        (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and

        (c) any such Lien will not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

     (7) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Allegiance Telecom, Inc. and its Restricted Subsidiaries, taken as a whole;

     (8) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Allegiance Telecom, Inc. or its Restricted Subsidiaries relating to such property or assets;

     (9) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

     (10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

     (11) Liens on property of, or on shares of Capital Stock or Indebtedness of, any person existing at the time such person becomes, or becomes a part of, any Restricted Subsidiary so long as such Liens do not extend to or cover any property or assets of Allegiance Telecom, Inc. or any Restricted Subsidiary other than the property or assets acquired;

     (12) Liens in favor of Allegiance Telecom, Inc. or any Restricted
          Subsidiary;

     (13) Liens arising from the rendering of a final judgment or order against Allegiance Telecom, Inc. or any Restricted Subsidiary that does not give rise to an Event of Default;

     (14) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds of such letters of credit;

     (15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect Allegiance Telecom, Inc. or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

     (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of Allegiance Telecom, Inc. and its Restricted Subsidiaries prior to the Closing Date;

     (18) Liens on or sales of receivables; and

     (19) Liens that secure Indebtedness with an aggregate principal amount not in excess of $5 million at any time outstanding.

"Restricted Payment" means any payment or other action taken, directly or indirectly, by Allegiance Telecom, Inc. or any Restricted Subsidiary whereby Allegiance Telecom, Inc. or any Restricted Subsidiary,

     (1) declares or pays any dividend or makes any distribution on or with respect to its Capital Stock that is held by persons other than Allegiance Telecom, Inc. or any of its Restricted Subsidiaries, other than:

        (a) dividends or distributions payable solely in shares of its Capital Stock, other than Disqualified Stock, or in options, warrants or other rights to acquire shares of such Capital Stock, and

        (b) pro rata dividends or distributions on common stock of Restricted Subsidiaries held by minority stockholders;

     (2) purchases, redeems, retires or otherwise acquires for value

        (a) any shares of Capital Stock of Allegiance Telecom, Inc. or an Unrestricted Subsidiary, including options, warrants or other rights to acquire such shares of Capital Stock, held by any person, or

        (b) any shares of Capital Stock of a Restricted Subsidiary, including options, warrants or other rights to acquire such shares of Capital Stock, held by any Affiliate of Allegiance Telecom, Inc., other than an Affiliate that is a wholly owned Restricted Subsidiary, or held by any holder, or any Affiliate of such holder, of 5% or more of the Capital Stock of Allegiance Telecom, Inc.;

     (3) makes any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of Allegiance Telecom, Inc. that is subordinated in right of payment to the notes; or

     (4) makes any Investment in any person, other than a Permitted Investment.

"Restricted Subsidiary" means any subsidiary of Allegiance Telecom, Inc. other than an Unrestricted Subsidiary.

"Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

     (1) for the most recent fiscal year of Allegiance Telecom, Inc., accounted for more than 10% of the consolidated revenues of Allegiance Telecom, Inc. and its Restricted Subsidiaries, or

     (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of Allegiance Telecom, Inc. and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of Allegiance Telecom, Inc. for such fiscal year.

"Stated Maturity" means

     (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable, and

     (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

"Strategic Subordinated Indebtedness" means Indebtedness of Allegiance Telecom, Inc. incurred to finance the acquisition of a person engaged in a business that is related, ancillary or complementary to the business conducted by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries but only if the Indebtedness is expressly made subordinate in right of payment to the notes and provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of Allegiance Telecom, Inc.'s obligations under the notes. However, such Indebtedness may provide for and be repaid at any time from the proceeds of a capital contribution or the sale of Capital Stock (other than Disqualified Stock) of Allegiance Telecom, Inc. after the incurrence of such Indebtedness.

"Temporary Cash Investment" means any of the following:

     (1) direct obligations of the United States of America or any of its agencies or obligations fully and unconditionally guaranteed by the United States of America or any of its agencies;

     (2) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of their acquisition issued by a bank or trust company which is organized under the laws of the United States of America, any state or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million, or the foreign currency equivalent of $50 million, and has outstanding debt which is rated "A" or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization, as defined in Rule 436 under the Securities Act, or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause
         (2) above;

     (4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation, other than an Affiliate of Allegiance Telecom, Inc., organized and in existence under the laws of the United States of America, any state or any foreign country recognized by the United States of America with a rating at the time as of which any investment is made of "P-1" or higher according to Moody's, or "A-1" or higher according to S&P; and

     (5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any of their political subdivisions or taxing authorities, and rated at least "A" by S&P or Moody's.

"Transaction Date" means, with respect to the incurrence of any Indebtedness by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries, the date such Indebtedness is to be incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

"Unrestricted Subsidiary" means any subsidiary of Allegiance Telecom, Inc. that at the time of determination will be designated an Unrestricted Subsidiary by the board of directors in the manner provided below and any subsidiary of an Unrestricted Subsidiary. The board of directors may designate any Restricted Subsidiary, including any newly acquired or newly formed subsidiary of Allegiance Telecom, Inc., to be an Unrestricted Subsidiary unless such subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Allegiance Telecom, Inc. or any Restricted Subsidiary. However,

     (1) any Guarantee by Allegiance Telecom, Inc. or by any Restricted Subsidiary of any Indebtedness of the subsidiary being so designated will be deemed an "incurrence" of such Indebtedness and an "Investment" by Allegiance Telecom, Inc. or such Restricted Subsidiary, or both, if applicable, at the time of such designation;

     (2) either the subsidiary to be so designated must have total assets of $1,000 or less or if such subsidiary has assets greater than $1,000, such designation must be permitted under the "Limitation on Restricted Payments" covenant described below; and

     (3) If applicable, the incurrence of Indebtedness and the Investment referred to in clause (1) of this sentence would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below.

The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary so long as no Default or Event of Default will have occurred and be continuing at the time of or after giving effect to such designation and all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred and will be deemed to have been incurred for all purposes of the indenture. Any such designation by the board of directors will be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with these provisions.

"Voting Stock" means with respect to any person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such person.

COVENANTS

SUMMARY

In the indenture, Allegiance Telecom, Inc. agreed to certain restrictions that limit its and its Restricted Subsidiaries' ability, among other things, to:

     - incur indebtedness

     - pay dividends

     - repurchase capital stock or subordinated indebtedness

     - make investments

     - limit the ability of any Restricted Subsidiary to pay dividends or otherwise provide funds to Allegiance Telecom, Inc.

     - issue capital stock of Restricted Subsidiaries

     - have Restricted Subsidiaries issue guarantees

     - engage in transactions with stockholders and affiliates

     - incur liens

     - engage in sale-leaseback transactions

     - sell assets

     - effect mergers.

In addition, if a Change of Control occurs, each holder of notes will have the right to required Allegiance Telecom, Inc. to repurchase all or part of such holder's notes at a price equal to 101% of the principal amount of those notes plus accrued interest to the date of purchase.

LIMITATION ON INDEBTEDNESS

(a) Allegiance Telecom, Inc. will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness, other than the notes and Indebtedness existing on the Closing Date except that Allegiance Telecom, Inc. may incur Indebtedness if, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6:1.

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

This restriction does not apply, however, to the following:

     (1) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $100 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

     (2) Indebtedness owed (a) to Allegiance Telecom, Inc. evidenced by a promissory note or (b) to any Restricted Subsidiary, however, any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness, other than to Allegiance Telecom, Inc. or another Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness not permitted by this clause (2);

     (3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness incurred under clause (1), (2), (4), (6), (8) or (11) of this paragraph, and any refinancings of such Indebtedness in an amount not to exceed the amount so refinanced or refunded, plus premiums, accrued interest, fees and expenses; however, Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that has the same seniority as, or is subordinated in right of payment to, the notes will only be permitted under this clause (3) if

        (a) in case the notes are refinanced in part or the Indebtedness to be refinanced has the same seniority as the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument under which such new Indebtedness is outstanding, is expressly made to have the same seniority as, or subordinate in right of payment to, the remaining notes,

        (b) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument under which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Indebtedness to be refinanced is subordinated to the notes and

        (c) such new Indebtedness, determined as of the date of incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded, but in no event may Indebtedness of Allegiance Telecom, Inc. be refinanced by means of any Indebtedness of any Restricted Subsidiary under this clause (3);

     (4) Indebtedness

        (a) in respect of performance, surety or appeal bonds provided in the ordinary course of business,

        (b) under Currency Agreements and Interest Rate Agreements so long as such agreements

             (A) are designed solely to protect Allegiance Telecom, Inc. or its
                 Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates, and

             (B) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

        (c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Allegiance Telecom, Inc. or any of its Restricted Subsidiaries under such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, in a principal amount not to exceed the gross proceeds actually received by Allegiance Telecom, Inc. or any Restricted Subsidiary in connection with such disposition;

     (5) Indebtedness of Allegiance Telecom, Inc., to the extent the net proceeds of such Indebtedness are promptly (a) used to purchase notes tendered in an offer to purchase in accordance with the indenture and made as a result of a Change in Control or (b) deposited to defease the notes as described below under "Defeasance";

     (6) Guarantees of the notes and Guarantees of Indebtedness of Allegiance Telecom, Inc. by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;

     (7) Indebtedness, including Guarantees, incurred to finance the cost, including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration, to acquire equipment, inventory or network assets, including acquisitions by way of Capitalized Lease and acquisitions of the Capital Stock of a person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired, by Allegiance Telecom, Inc. or a Restricted Subsidiary after the Closing Date;

     (8) Indebtedness of Allegiance Telecom, Inc. not to exceed, at any one time outstanding, two times

        (a) the Net Cash Proceeds received by Allegiance Telecom, Inc. after February 3, 1998 as a capital contribution or from the issuance and sale of its Capital Stock, other than Disqualified Stock, to a person that is not a subsidiary of Allegiance Telecom, Inc., to the extent:

             (A) such capital contribution or Net Cash Proceeds have not been used under clause (3)(b) of the second paragraph or clause (3),
                 (4), (6),

                 (7), or (8) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment,

             (B) if such capital contribution or Net Cash Proceeds are used to consummate a transaction under which Allegiance Telecom, Inc. incurs Acquired Indebtedness, the amount of such Net Cash Proceeds exceeds one-half of the amount of Acquired Indebtedness so incurred, and

             (C) so long as such Indebtedness does not mature prior to the
                 Stated Maturity of the notes and has an Average Life longer than the notes;

        (b) 80% of the fair market value of property, other than cash and cash equivalents, received by Allegiance Telecom, Inc. after February 3, 1998 from the sale of its Capital Stock, other than Disqualified Stock, to a person that is not a subsidiary of Allegiance Telecom, Inc., to the extent:

             (A) such capital contribution or sale of Capital Stock has not been used under clause (3), (4), (6) or (7) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment,

             (B) if such capital contribution or Capital Stock is used to consummate a transaction under which Allegiance Telecom, Inc. incurs Acquired Indebtedness, 80% of the fair market value of the property received exceeds one-half of the amount of Acquired Indebtedness so incurred, and

             (C) so long as such Indebtedness does not mature prior to the
                 Stated Maturity of the notes and has an Average Life longer than the notes;

     (9) Acquired Indebtedness;

     (10) Strategic Subordinated Indebtedness; and

     (11) in addition to the Indebtedness permitted under clauses (1) through
          (10), subordinated Indebtedness of Allegiance Telecom, Inc. in an aggregate principal amount outstanding at any time not to exceed $100 million, less any amount of such Indebtedness permanently repaid in the manner described under the "Limitation on Asset Sales" covenant described below.

(b) The maximum amount of Indebtedness that Allegiance Telecom, Inc. or a Restricted Subsidiary may incur under this "Limitation on Indebtedness" covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(c) For purposes of determining the amount of any particular Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount will not be included and (2) any Liens granted under the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below will not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses,

Allegiance Telecom, Inc., in its sole discretion, will classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

LIMITATION ON RESTRICTED PAYMENTS

Allegiance Telecom, Inc. will not, and will not permit any Restricted Subsidiary to make any Restricted Payment if at the time of and after giving effect to the proposed Restricted Payment:

     (1) a Default or Event of Default will have occurred and be continuing;

     (2) Allegiance Telecom, Inc. could not incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

     (3) the aggregate amount of all Restricted Payments made after the Closing Date will exceed the sum of

        (a) 50% of the aggregate amount of the Adjusted Consolidated Net Income or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss, determined by excluding income resulting from transfers of assets by Allegiance Telecom, Inc. or a Restricted Subsidiary to an Unrestricted Subsidiary, accrued on a cumulative basis during the period, taken as one accounting period, beginning on April 1, 1998 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the trustee under the "SEC Reports and Reports to Holders" covenant plus

        (b) the aggregate Net Cash Proceeds received by Allegiance Telecom, Inc. after February 3, 1998 as a capital contribution or from the issuance and sale permitted by the indenture of its Capital Stock to a person who is not a subsidiary of Allegiance Telecom, Inc., including an issuance or sale permitted by the indenture of Indebtedness of Allegiance Telecom, Inc. for cash subsequent to February 3, 1998 upon the conversion of such Indebtedness into Capital Stock of Allegiance Telecom, Inc., or from the issuance to a person who is not a subsidiary of Allegiance Telecom, Inc. of any options, warrants or other rights to acquire Capital Stock of Allegiance Telecom, Inc., in each case,

             (A) excluding any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes,

             (B) except to the extent such Net Cash Proceeds are used to incur
                 Indebtedness under clause (8) of the second paragraph under the "Limitation on Indebtedness" covenant, plus

        (c) an amount equal to the net reduction in Investments, other than reductions in Permitted Investments, in any person resulting

             (A) from payments of interest on Indebtedness, dividends,
                 repayments of loans or advances, or other transfers of assets, in each case to

                 Allegiance Telecom, Inc. or any Restricted Subsidiary, except to the extent any such proceeds are included in the calculation of Adjusted Consolidated Net Income not to exceed the amount of Investments previously made by Allegiance Telecom, Inc. or any Restricted Subsidiary in such person, or

             (B) from the Net Cash Proceeds from the sale of any such
                 Investment, except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income not to exceed the amount of Investments previously made by Allegiance Telecom, Inc. or any Restricted Subsidiary in such person, or

             (C) from redesignations of Unrestricted Subsidiaries as Restricted
                 Subsidiaries valued as provided in the definition of "Investments", not to exceed the amount of Investments previously made by Allegiance Telecom, Inc. or any Restricted Subsidiary in such Unrestricted Subsidiary.

The following Restricted Payments may be made so long as no Default or Event of Default has occurred and is continuing or occurs as a consequence of the actions or payments set forth below and the Restricted Payments under clauses (1) or (3) below may be made regardless of any Default or Event of Default:

     (1) the payment of any dividend within 60 days after the date of declaration of such dividend if, at said date of declaration, such payment would comply with the prior paragraph;

     (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness incurred under clause (3) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

     (3) the repurchase, redemption or other acquisition of Capital Stock of Allegiance Telecom, Inc. or an Unrestricted Subsidiary, or options, warrants or other rights to acquire such Capital Stock, in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock, other than Disqualified Stock, of Allegiance Telecom, Inc. or options, warrants or other rights to acquire such Capital Stock;

     (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of Allegiance Telecom, Inc. which is subordinated in right of payment to the notes in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock, other than Disqualified Stock, of Allegiance Telecom, Inc., or options, warrants or other rights to acquire such Capital Stock;

     (5) payments or distributions, to dissenting stockholders under applicable law, under or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Allegiance Telecom, Inc.;

     (6) Investments in any person the primary business of which is related, ancillary or complementary to the business of Allegiance Telecom, Inc. and its Restricted Subsidiaries on the date of such Investments so long as the aggregate amount of Investments made under this clause (6) does not exceed the sum of:

        (a) $20 million, plus

        (b) the amount of Net Cash Proceeds received by Allegiance Telecom, Inc. after February 3, 1998 as a capital contribution or from the sale of its Capital Stock, other than Disqualified Stock, to a person who is not a subsidiary of Allegiance Telecom, Inc., except to the extent such Net Cash Proceeds are used to incur Indebtedness under clause
            (8) under the "Limitation on Indebtedness" covenant or to make Restricted Payments under clause (3)(b) of the first paragraph, or clauses (3), (4) or (8) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus

        (c) the net reduction in Investments made under this clause (6) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment, in each case other than to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income, or from such person becoming a Restricted Subsidiary, valued in each case as provided in the definition of "Investments", but the net reduction in any Investment cannot exceed the amount of such Investment;

     (7) Investments acquired in exchange for Capital Stock, other than Disqualified Stock, of Allegiance Telecom, Inc.;

     (8) the declaration or payment of dividends on Capital Stock, other than Disqualified Stock, of Allegiance Telecom, Inc. in an aggregate annual amount not to exceed 6% of the Net Cash Proceeds received by Allegiance Telecom, Inc. from the sale of such Capital Stock after the Closing Date;

     (9) repurchases of warrants under a Repurchase Offer;

     (10) any purchase of any fractional share of common stock, or other Capital Stock of Allegiance Telecom, Inc. issuable upon exercise of the warrants, in connection with an exercise of the warrants; and

     (11) other Restricted Payments in an aggregate amount not to exceed $2 million so long as no Default or Event of Default will have occurred and be continuing or occur as a consequence of such Restricted Payments other than a Restricted Payment under clauses (1) or (3) above.

Each Restricted Payment permitted under the preceding paragraph and the Net Cash Proceeds from any capital contribution or any issuance of Capital Stock will be included in calculating whether the conditions of clause (3) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments, except that such calculation will not include

     - the amount of any Restricted Payments permitted under in clause (2) of the preceding paragraph,

     - an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) of the preceding paragraph, and

     - an Investment referred to in clause (6) of the preceding paragraph.

In the event the proceeds of an issuance of Capital Stock of Allegiance Telecom, Inc. are used for the redemption, repurchase or other acquisition of the notes, or Indebtedness that has the same seniority as the notes, then the Net Cash Proceeds of such issuance will be included in clause (3) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

Allegiance Telecom, Inc. will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Allegiance Telecom, Inc. or any other Restricted Subsidiary;

     (2) pay any Indebtedness owed to Allegiance Telecom, Inc. or any other Restricted Subsidiary;

     (3) make loans or advances to Allegiance Telecom, Inc. or any other Restricted Subsidiary; or

     (4) transfer any of its property or assets to Allegiance Telecom, Inc. or any other Restricted Subsidiary.

The provisions in the preceding paragraph will not restrict any encumbrances or restrictions:

     (1) existing on the Closing Date in the indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements so long as the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

     (2) existing under or by reason of applicable law;

     (3) existing with respect to any person or the property or assets of such person acquired by Allegiance Telecom, Inc. or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation of such acquisition, which encumbrances or restrictions are not applicable to any person or the property or assets of any person other than such person or the property or assets of such person so acquired;

     (4) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant,

        (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

        (b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Allegiance Telecom, Inc. or any Restricted Subsidiary not otherwise prohibited by the indenture, or

        (c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Allegiance Telecom, Inc. or any Restricted Subsidiary in any manner material to Allegiance Telecom, Inc. or any Restricted Subsidiary;

     (5) with respect to a Restricted Subsidiary and imposed under an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

     (6) contained in the terms of any Indebtedness or any agreement under which such Indebtedness was issued if

        (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement,

        (b) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings as determined by Allegiance Telecom, Inc., and

        (c) Allegiance Telecom, Inc. determines that any such encumbrance or restriction will not materially affect Allegiance Telecom, Inc.'s ability to make principal or interest payments on the notes.

Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant will prevent Allegiance Telecom, Inc. or any Restricted Subsidiary from:

     (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant; or

     (2) restricting the sale or other disposition of property or assets of Allegiance Telecom, Inc. or any of its Restricted Subsidiaries that secure Indebtedness of Allegiance Telecom, Inc. or any of its Restricted Subsidiaries.

LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

Allegiance Telecom, Inc. will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary, including options, warrants or other rights to purchase shares of such Capital Stock, except:

     (1) to Allegiance Telecom, Inc. or a wholly owned Restricted Subsidiary;

     (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

     (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

     (4) issuances or sales of common stock of a Restricted Subsidiary, provided that Allegiance Telecom, Inc. or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clauses
         (1)(a) or (b) of the second paragraph of the "Limitation on Asset Sales" covenant described below.

LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

Allegiance Telecom, Inc. will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of Allegiance Telecom, Inc. which has the same seniority as or is subordinate in right of payment to the notes ("Guaranteed Indebtedness"), unless:

     (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the notes by such Restricted Subsidiary; and

     (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Allegiance Telecom, Inc. or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee.

However, this covenant will not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness:

     (1) has the same seniority as the notes, then the Guarantee of such Guaranteed Indebtedness will have the same seniority as, or subordinated to, the Subsidiary Guarantee; or

     (2) is subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness will be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

Any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it will be automatically and unconditionally released and discharged upon:

     (1) any sale, exchange or transfer, to any person not an Affiliate of Allegiance Telecom, Inc., of all of Allegiance Telecom, Inc.'s and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary; or

     (2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

Allegiance Telecom, Inc. will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction, including the purchase, sale, lease or exchange of property or assets, or the rendering of any service, with any holder, or any Affiliate of such holder, of 5% or more of any class of Capital Stock of Allegiance Telecom, Inc. or with any Affiliate of Allegiance Telecom, Inc. or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to Allegiance Telecom, Inc. or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is under a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a person that is not such a holder or an Affiliate.

This limitation does not limit, and will not apply to:

     (1) transactions approved by a majority of the disinterested members of the board of directors or for which Allegiance Telecom, Inc. or a Restricted Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to Allegiance Telecom, Inc. or such Restricted Subsidiary from a financial point of view;

     (2) any transaction solely between Allegiance Telecom, Inc. and any of its wholly owned Restricted Subsidiaries or solely between wholly owned Restricted Subsidiaries;

     (3) the payment of reasonable and customary regular fees to directors of Allegiance Telecom, Inc. who are not employees of Allegiance Telecom, Inc.;

     (4) any payments or other transactions under any tax-sharing agreement between Allegiance Telecom, Inc. and any other person with which Allegiance Telecom, Inc. files a consolidated tax return or with which Allegiance Telecom, Inc. is part of a consolidated group for tax purposes; or

     (5) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant.

However, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (2) through (5) of the second paragraph, the aggregate amount of which exceeds $1 million in value, must be approved or determined to be fair in the manner provided for in clause (1) above.

LIMITATION ON LIENS

Allegiance Telecom, Inc. will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary without making effective provision for all of the notes and all other amounts due under the indenture to be directly secured equally and ratably with, or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the notes, prior to, the obligation or liability secured by such Lien.

This limitation does not apply to

     (1) Liens existing on the Closing Date;

     (2) Liens granted after the Closing Date on any assets or Capital Stock of Allegiance Telecom, Inc. or its Restricted Subsidiaries created in favor of the holders;

     (3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to Allegiance Telecom, Inc. or a wholly owned Restricted Subsidiary to secure Indebtedness owing to Allegiance Telecom, Inc. or such other Restricted Subsidiary;

     (4) Liens securing Indebtedness which is incurred to refinance secured Indebtedness which is permitted to be incurred under clause (3) of the second paragraph of the "Limitation on Indebtedness" covenant so long as such Liens do not extend to or cover any property or assets of Allegiance Telecom, Inc. or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

     (5) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant;

     (6) Liens on the Capital Stock of Restricted Subsidiaries securing up to $100.0 million of Indebtedness incurred under clause (7) of the second paragraph of the "Limitation on Indebtedness" covenant; or

     (7) Permitted Liens.

LIMITATION ON SALE-LEASEBACK TRANSACTIONS

Allegiance Telecom, Inc. will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or acquired later, in which Allegiance Telecom, Inc. or a Restricted Subsidiary sells or transfers such assets or properties and then or later leases such assets or properties or any part of them or any other assets or properties which Allegiance Telecom, Inc. or such

Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

This restriction does not apply to any sale-leaseback transaction if:

     (1) the lease is for a period, including renewal rights, of not in excess of three years;

     (2) the lease secures or relates to industrial revenue or pollution control bonds;

     (3) the transaction is solely between Allegiance Telecom, Inc. and any wholly owned Restricted Subsidiary or solely between wholly owned Restricted Subsidiaries; or

     (4) Allegiance Telecom, Inc. or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (1)(a) or (b) of the second paragraph of the "Limitation on Asset Sales" covenant described below.

LIMITATION ON ASSET SALES

Allegiance Telecom, Inc. will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

     (1) the consideration received by Allegiance Telecom, Inc. or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

     (2) at least 75% of the consideration received consists of cash or Temporary Cash Investments, but this clause (2) will not apply to long-term assignments in capacity in a telecommunications network.

In the event and to the extent that the Net Cash Proceeds received by Allegiance Telecom, Inc. or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets, determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of Allegiance Telecom, Inc. and its Subsidiaries has been filed with the SEC under the "SEC Reports and Reports to Holders" covenant, then Allegiance Telecom, Inc. will or will cause the relevant Restricted Subsidiary to:

     (1) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets

        (a) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of Allegiance Telecom, Inc., or any Restricted Subsidiary providing a Subsidiary Guarantee under the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a person other than Allegiance Telecom, Inc. or any of its Restricted Subsidiaries; or

        (b) invest an equal amount, or the amount not so applied under clause
            (a), or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement, in property or assets, other than current assets, of a nature or type or that are used in a business, or in a company having property and assets of a nature or type, or engaged in a business, similar or related to the nature or type of the property and assets of, or the business of, Allegiance Telecom, Inc. and its Restricted Subsidiaries existing on the date of such investment; and

     (2) apply no later than the end of the 12-month period referred to in clause (1) such excess Net Cash Proceeds to the extent not applied under clause (1) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.

If, as of the first day of any calendar month, the aggregate amount of the excess Net Cash Proceeds required to be applied, or to be committed to be applied, during such 12-month period as set forth in clause (1) of the preceding paragraph and not applied as so required by the end of such period that is not subject to an offer to purchase under this "Limitation on Asset Sales" covenant totals at least $5 million, Allegiance Telecom, Inc. must commence, not later than the fifteenth business day of such month, and consummate an offer to purchase in accordance with the indenture. Such purchase from the holders will be made on a pro rata basis an aggregate principal amount of notes equal to the excess proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes, plus accrued interest to the Payment Date.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

Allegiance Telecom, Inc. must commence, within 30 days of the occurrence of a Change of Control, and consummate an offer to purchase in accordance with the indenture for all notes then outstanding, at a purchase price equal to 101% of the principal amount of such notes, plus accrued interest to the payment date.

There can be no assurance that Allegiance Telecom, Inc. will have sufficient funds available at the time of any Change of Control to make any debt payment, including repurchases of notes, required by this covenant as well as may be contained in other securities of Allegiance Telecom, Inc. which might be outstanding at the time. This covenant will, unless consents are obtained, require Allegiance Telecom, Inc. to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

SEC REPORTS AND REPORTS TO HOLDERS

Whether or not Allegiance Telecom, Inc. is then required to file reports with the SEC, Allegiance Telecom, Inc. will file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. Allegiance Telecom, Inc. will supply the trustee and each holder or will supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information.

EVENTS OF DEFAULT

The following events will be defined as "Events of Default" in the indenture:

     (1) default in the payment of principal of, or any premium on, any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

     (2) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days; however, a failure to make any of the first six scheduled interest payments on the notes on the applicable interest payment date will constitute an Event of Default with no grace or cure period;

     (3) default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of Allegiance Telecom, Inc. or the failure to make or consummate an offer to purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

     (4) Allegiance Telecom, Inc. defaults in the performance of or breaches any other covenant or agreement of Allegiance Telecom, Inc. in the indenture or under the notes, other than a default specified in clause
         (1), (2) or (3) above, and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the notes;

     (5) there occurs with respect to any issue or issues of Indebtedness of Allegiance Telecom, Inc. or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such persons, whether such Indebtedness now exists or is hereafter created,

        (a) an event of default that has caused the holder of such indebtedness to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or

        (b) the failure to make a principal payment at the final, but not any interim, fixed maturity and such defaulted payment is not made, waived or extended within 30 days of such payment default;

     (6) any final judgment or order not covered by insurance for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such persons, treating any deductibles, self-insurance or retention as not so covered, is rendered against Allegiance Telecom, Inc. or any Significant Subsidiary and is not paid or discharged, and there is any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, is not in effect;

     (7) a court having jurisdiction in the premises enters a decree or order for

        (a) relief in respect of Allegiance Telecom, Inc. or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

        (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Allegiance Telecom, Inc. or any Significant Subsidiary or for all or substantially all of the property and assets of Allegiance Telecom, Inc. or any Significant Subsidiary or

        (c) the winding up or liquidation of the affairs of Allegiance Telecom, Inc. or any Significant Subsidiary and, in each case, such decree or order will remain in effect for a period of 30 consecutive days without being stayed or put on hold by a court;

     (8) Allegiance Telecom, Inc. or any Significant Subsidiary

        (a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

        (b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Allegiance Telecom, Inc. or any Significant Subsidiary or for all or substantially all of the property and assets of Allegiance Telecom, Inc. or any Significant Subsidiary or

        (c) effects any general assignment for the benefit of creditors; or

     (9) the pledge agreement ceases to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms.

If an Event of Default other than one specified in clause (7) or (8) above that occurs with respect to Allegiance Telecom, Inc. occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes, then outstanding, by written notice to Allegiance Telecom, Inc. and to the trustee if such notice is given by the holders, may, and the trustee at the request of such holders will, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest will be immediately due and payable.

In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration is automatically rescinded and annulled if the event of default triggering such Event of Default under clause (5) will be remedied or cured by Allegiance Telecom, Inc. or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (7) or (8) above occurs with respect to Allegiance Telecom, Inc., the principal of, premium, if any, and accrued interest on the notes then outstanding will automatically become and be immediately due and payable

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

without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes by written notice to Allegiance Telecom, Inc. and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

     (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived, and

     (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

For information as to the waiver of defaults, see "-- Modification and Waiver."

The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

A holder may not pursue any remedy with respect to the indenture or the notes unless:

     (1) the holder gives the trustee written notice of a continuing Event of Default;

     (2) the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

     (3) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

     (4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

     (5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right will not be impaired or affected without the consent of the holder.

The indenture requires certain officers of Allegiance Telecom, Inc. to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of Allegiance Telecom, Inc. and its Restricted Subsidiaries and Allegiance Telecom, Inc.'s and its Restricted Subsidiaries' performance under the indenture and that Allegiance Telecom, Inc. has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status of such default. Allegiance Telecom, Inc. will also be

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

obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

Allegiance Telecom, Inc. will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to any person or permit any person to merge with or into Allegiance Telecom, Inc. unless:

     (1) Allegiance Telecom, Inc. will be the continuing person, or the person, if other than Allegiance Telecom, Inc., formed by such consolidation or into which Allegiance Telecom, Inc. is merged or that acquired or leased such property and assets of Allegiance Telecom, Inc. will be a corporation organized and validly existing under the laws of the United States of America or any of its jurisdictions and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of Allegiance Telecom, Inc. on all of the notes and under the indenture;

     (2) immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing;

     (3) immediately after giving effect to such transaction on a pro forma basis, Allegiance Telecom, Inc. or any person becoming the successor obligor of the notes will have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Allegiance Telecom, Inc. immediately prior to such transaction;

     (4) immediately after giving effect to such transaction on a pro forma basis Allegiance Telecom, Inc., or any person becoming the successor obligor of the notes, as the case may be, could incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant, however, this clause (4) will not apply to:

        (a) a consolidation, merger or sale of all but not less than all of the assets of Allegiance Telecom, Inc. if all Liens and Indebtedness of Allegiance Telecom, Inc. or any person becoming the successor obligor on the notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if incurred at such time, have been permitted to be incurred, and all such Liens and Indebtedness, other than Liens and Indebtedness of Allegiance Telecom, Inc. and its Restricted Subsidiaries outstanding immediately prior to the transaction, will be deemed to have been incurred, for all purposes of the indenture; or

        (b) a consolidation, merger or sale of all or substantially all of the assets of Allegiance Telecom, Inc. if immediately after giving effect to such transaction on a pro forma basis, Allegiance Telecom, Inc. or any person becoming the successor obligor of the notes will have a Consolidated Leverage Ratio equal to or less than the Consolidated Leverage Ratio of Allegiance Telecom, Inc. immediately prior to such transaction; and

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

     (5) Allegiance Telecom, Inc. delivers to the trustee an officers' certificate and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

However, clauses (3) and (4) above do not apply if, in the good faith determination of the board of directors of Allegiance Telecom, Inc the principal purpose of such transaction is to change the state of incorporation of Allegiance Telecom, Inc. so long as any such transaction will not have as one of its purposes the evasion of these limitations.

DEFEASANCE

Summary. Allegiance Telecom, Inc. may at its option terminate its obligations under the notes and the indenture, in the manner described in the paragraph below titled "Legal Defeasance." This defeasance, commonly known as "legal defeasance," means that Allegiance Telecom, Inc. will be deemed to have paid and discharged any and all obligations in respect of the notes other than, among other matters, its obligation to:

- register the transfer or exchange of the notes,

- replace stolen, lost or mutilated notes,

- maintain paying agencies, and

- hold monies in trust for payment of the obligations under the notes.

In addition, Allegiance Telecom, Inc. may at its option terminate its obligations with respect to certain covenants under the indenture in the manner described in the paragraph below titled "Covenant Defeasance." This defeasance is commonly known as "covenant defeasance."

Legal Defeasance. Allegiance Telecom, Inc. may exercise its legal defeasance option if, among other things:

     (1) Allegiance Telecom, Inc. has deposited with the trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes;

     (2) Allegiance Telecom, Inc. has delivered to the trustee

        (a) either

             (A) an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of Allegiance Telecom, Inc.'s exercise of its option under this defeasance provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; this

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

                 opinion of counsel must be based upon and accompanied by a copy of a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required, or

             (B) a ruling directed to the trustee received from the Internal
                 Revenue Service to the same effect as the aforementioned opinion of counsel, and

        (b) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

     (3) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, will have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which Allegiance Telecom, Inc. or any of its Subsidiaries is a party or by which Allegiance Telecom, Inc. or any of its Subsidiaries is bound; and

     (4) if at such time the notes are listed on a national securities exchange, Allegiance Telecom, Inc. has delivered to the trustee an opinion of counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

Covenant Defeasance. Allegiance Telecom, Inc. may exercise its covenant defeasance option if, among other things, it

     (1) deposits with the trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes;

     (2) satisfies the provisions described in clauses (2)(b), (3) and (4) under the discussion "Legal Defeasance" above; and

     (3) delivers to the trustee an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Once Allegiance Telecom, Inc. has satisfied these conditions, the provisions of the indenture will no longer be in effect with respect to: clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and all the covenants described under "Covenants;" clause (3) under "Events of Default" with respect to such clauses (3) and

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

(4) under "Consolidation, Merger and Sale of Assets;" clause (4) under "Events of Default" with respect to certain covenants; and clauses (5) and (6) under "Events of Default," will be deemed not to be Events of Default.

Defeasance and Certain Other Events of Default. In the event Allegiance Telecom, Inc. exercises its option to omit compliance with certain covenants and provisions of the indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, Allegiance Telecom, Inc. will remain liable for such payments.

MODIFICATION AND WAIVER

Modifications and amendments of the indenture may be made by Allegiance Telecom, Inc. and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes. However, no such modification or amendment may, without the consent of each holder affected thereby;

     (1) change the Stated Maturity of the principal of, or any installment of interest on, any note;

     (2) reduce the principal of, or premium, if any, or interest on, any note;

     (3) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

     (4) impair the right to institute suit for the enforcement of any payment of any note on or after the Stated Maturity or, in the case of a redemption, on or after the Redemption Date;

     (5) reduce the above-stated percentage of outstanding notes the consent of whose holders is necessary to modify or amend the indenture;

     (6) waive a default in the payment of principal of, premium, if any, or interest on the notes; or

     (7) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

No incorporator, stockholder, officer, director, employee or controlling person of Allegiance Telecom, Inc. or any of its successors will have any liability for any of Allegiance Telecom, Inc.'s obligations under the notes or the indenture, or for any claim based on, in respect of, such obligations or their creation. Each holder, by accepting the notes, waives and releases all such liability.

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

CONCERNING THE TRUSTEE

The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

The indenture and provisions of the Trust Indenture Act of 1939, as amended, that are incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of Allegiance Telecom, Inc., to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions but if it acquires any conflicting interest, it must eliminate such conflict or resign.

The trustee is also the trustee under the 11 3/4% notes indenture.

BOOK-ENTRY; DELIVERY AND FORM

The notes were initially represented by one or more global notes issued in the form of fully registered global notes, which were deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Transfers between participants in the Depositary will be effected in the ordinary way in accordance with the Depositary's rules and will be settled in same-day funds.

The Depositary has advised Allegiance Telecom, Inc. that the Depositary intends to follow the procedures described below:

     The Depositary will act as securities depository for the global notes. The global notes will be issued as a fully registered security registered in the name of Cede & Co., the Depositary's nominee.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the AMEX and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

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

     Purchases of notes must be made by or through direct participants, which will receive a credit for the notes on the Depositary's records. The ownership interest of each actual purchaser of each note, the beneficial owner, is in turn recorded on the direct and indirect participant's records. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

     Conveyance of notes and other communications by the Depositary to direct participants, by direct participants to indirect participants, and direct participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. If less than all of the notes are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date, identified in a listing attached to the Omnibus Proxy.

     Principal, any premium, and interest payments on the notes will be made to the Depositary. The Depositary's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of the Depositary, the Paying Agent, or Allegiance Telecom, Inc., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to the Depositary of principal, any premium, and interest on the notes are the responsibility of Allegiance Telecom, Inc. or the Paying Agent, disbursement of such payments to direct participants will be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that Allegiance Telecom, Inc. believes to be reliable.

So long as the Depositary for the global notes, or its nominee, is the registered owner of the global notes, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture. Except as set forth below, owners of beneficial interests in such global notes will not be entitled to have notes represented by such global notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of notes under the indenture. Accordingly,

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

each person owning a beneficial interest in global notes must rely on the procedures of the Depositary and, if such person is not a participant, those of the participant through which such person owns its interests, in order to exercise any rights of a holder under the indenture or such note.

The indenture provides that the Depositary, as a holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture, including the right to sue for payment of principal or interest under Section 316(b) of the Trust Indenture Act of 1939, as amended. Allegiance Telecom, Inc. understands that under existing industry practices, when Allegiance Telecom, Inc. requests any action of holders or when a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the Depositary generally will give or take such action, or authorize the relevant participants to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Allegiance Telecom, Inc. has been informed by the Depositary that the Depositary will assist its participants and the beneficial owners in taking any action a holder is entitled to take under the indenture or exercise any rights available to Cede & Co., as the holder of record of the notes and including the right to demand acceleration of the notes upon an Event of Default or to institute suit for the enforcement of payment or interest under Section 316(b) of the Trust Indenture Act of 1939, as amended. The Depositary has advised Allegiance Telecom, Inc. that it will act with respect to such matters upon written instructions from a participant to whose account with the Depositary the relevant beneficial ownership in the notes is credited. Allegiance Telecom, Inc. understands that a participant will deliver such written instructions to the Depositary upon itself receiving similar written instructions from either indirect participants or beneficial owners, as the case may be. Under Rule 6 of the rules and procedures filed by the Depositary with the SEC under Section 17 of the Exchange Act, participants are required to indemnify the Depositary against all liability the Depositary may sustain, without fault on the part of the Depositary or its nominee, as a result of any action they may take under the instructions of the participant in exercising any such rights.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the global notes.

Principal, premium, if any, and interest payments on notes registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the global notes representing such notes. Neither Allegiance Telecom, Inc. nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

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

If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Allegiance Telecom, Inc. within 60 days or, if an Event of Default under the indenture has occurred and is continuing, Allegiance Telecom, Inc. will issue notes in definitive registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple of $1,000, in exchange for the global notes representing such notes. In addition, Allegiance Telecom, Inc. may at any time and in its sole discretion determine not to have any notes in registered form represented by the global notes and, in such event, will issue notes or in definitive registered form in exchange for the global notes representing such notes. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery in definitive form of notes registered in its name. Upon the exchange of the global notes for notes in definitive form, the global notes will be cancelled by the trustee.

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                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a general discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the 12 7/8% notes to both initial and subsequent purchasers of the 12 7/8% notes. This discussion is based on currently existing provisions of the Code, existing, temporary and proposed Treasury regulations issued by the IRS, and administrative and judicial interpretations of each of the Code and existing, temporary and proposed Treasury regulations, all as in effect or proposed on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations.

This discussion is limited to purchasers who hold the 12 7/8% notes as capital assets, within the meaning of section 1221 of the Code and is for general information only and does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances or to certain types of initial purchasers, such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, certain U.S. expatriates, persons who have hedged the risk of owning a 12 7/8% note or holders whose "functional currency" is not the U.S. dollar. Moreover, the effect of any applicable foreign tax law and any applicable federal state, local, gift, estate or other tax laws is generally not discussed.

As used in this prospectus, the term "U.S. Holder" means an initial or subsequent purchaser of a 12 7/8% note that is, for United States federal income tax purposes,

- a citizen or individual resident of the United States, or one treated as a citizen or resident under the Code,

- a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States, or an entity treated as created or organized in or under the laws of the United States or any political subdivision of the United States,

- an estate the income of which is subject to United States federal income taxation regardless of source, or

- a trust subject to the primary supervision of a court within the United States and the control of a United States person, as described in the Code.

An individual may, subject to certain exceptions, be deemed to be a United States resident, as opposed to a non-resident alien, by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. All of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted for this determination. Resident aliens are subject to U.S. federal tax as if they were U.S. citizens. As used in this prospectus, a "Non-U.S. Holder" is a holder that is not a U.S. Holder.

ALL PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE 12 7/8% NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS OF SUCH LAWS.

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UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

Interest. Stated interest paid on a 12 7/8% note generally will be taxable to a U.S. Holder as ordinary interest income as it accrues or is received, in accordance with such U.S. Holder's method of accounting for United States federal income tax purposes. U.S. Holders of the 12 7/8% notes will not be required to include any original issue discount in gross income for U.S. federal income tax purposes as a consequence of the issuance of the 12 7/8% notes at an approximately 2% discount from their principal amount because the amount of original issue discount created by such discount will not exceed the de minimis threshold as determined under Section 1273(a)(3) of the Code and thus will be treated as zero.

Optional Redemption. The 12 7/8% notes may be redeemed prior to their stated maturity at Allegiance's option. For purposes of computing the yield of such instruments, Allegiance will be deemed to exercise or not exercise its option to redeem the 12 7/8% notes in a manner that minimizes the yield on the 12 7/8% notes. In the event Allegiance were deemed to exercise its option to redeem, for purposes of determining whether the 12 7/8% notes were issued with original issue discount, the 12 7/8% notes' yield to maturity would be computed by treating the deemed redemption date as the maturity date of the 12 7/8% notes and the amount payable on redemption as the principal amount of the 12 7/8% notes. It is not anticipated that Allegiance's option to redeem the 12 7/8% notes prior to stated maturity will be treated as exercised.

Redemption, Sale, Exchange or Retirement of the 12 7/8% Notes. In general, a U.S. Holder will recognize gain or loss on the redemption, sale, exchange or retirement of the 12 7/8% notes equal to the difference between the amount realized on the redemption, sale, exchange or retirement, reduced by any amounts attributable to accrued but unpaid interest, which will be taxable as ordinary interest income, and such U.S. Holder's adjusted tax basis in the 12 7/8% note. A U.S. Holder's adjusted tax basis in the 12 7/8% note generally will be its cost to such U.S. Holder. As a general rule, such gain or loss recognized on the redemption, sale, exchange or retirement of the 12 7/8% notes will be capital gain or loss. With respect to individuals, gain is subject to reduced rates of tax if the 12 7/8% note was held for more than twelve months as of the date of redemption, sale, exchange or retirement.

Market Discount -- Applicable For Subsequent Purchasers. If a U.S. Holder purchases a 12 7/8% note for an amount that is less than such 12 7/8% note's stated redemption price at maturity, in this case the 12 7/8% note's face amount, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than .25% multiplied by the complete number of years to maturity, after its acquisition by the U.S. Holder. All prospective purchasers should consult their own tax advisors regarding the application of the market discount rules, which in certain cases can require a U.S. Holder to treat any principal payments on, or any gain on the sale, exchange, retirement or other disposition of, a 12 7/8% note as ordinary income to the extent of the market discount that has not previously been included in income, including the effect of:

- the market discount rules on the interest deductibility of any indebtedness incurred or continued to purchase or carry such 12 7/8% note,

- certain available elections for U.S. Holder's to elect:

          (1) to accrue market discount on a constant interest method rather than ratably or

          (2) to accrue market discount into income currently, and

- President Clinton's Fiscal Year 2000 Budget which includes a proposal that, if enacted, would require holders that use an accrual method of accounting to include market discount in income as it accrues.

Amortizable Bond Premium -- Applicable For Subsequent Purchasers. A U.S. Holder that purchases a 12 7/8% note for an amount in excess of the sum of all amounts payable on the 12 7/8% note, other than stated interest, after the initial purchase date of the 12 7/8% note will be considered to have purchased the 12 7/8% note at a "premium." All prospective purchasers should consult their own tax advisors regarding the application of the market premium rules, including the effect of certain available elections for U.S. Holder's to elect to amortize market premium on a constant yield method. If such an election is made, the amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the 12 7/8% note.

UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

(a) payments of principal, any premium and interest on a 12 7/8% note by Allegiance or any of its agents to any Non-U.S. Holder will not be subject to withholding of U.S. federal income tax, provided that, in the case of interest:

     (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Allegiance's voting stock,

     (2) the Non-U.S. Holder is not (x) a controlled foreign corporation that is related to Allegiance through stock ownership, or (y) a bank receiving interest described in Section 881(c)(3)(A) of the Code, and

     (3) the beneficial owner of the 12 7/8% note certifies to Allegiance or its agent, under penalties of perjury, that it is not a "United States person," as defined in the Code, and provides its name and address, and

        (A) such beneficial owner files the Form W-8 with the withholding agent or

        (B) in the case of a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the 12 7/8% note on behalf of the beneficial owner, such financial institution certifies to Allegiance or its agent under penalties of perjury that such statement has been received from the beneficial owner and furnishes the payor with a copy of such statement;

(b) a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a 12 7/8% note unless:

     (1) such holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, or

     (2) the gain is effectively connected with a U.S. trade or business of the holder, and if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by the holder;

(c) a 12 7/8% note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of such individual's death if, at the time of such death:

     (1) the individual did not actually or constructively own 10 percent or more of the total combined voting power of all classes of Allegiance's voting stock, and

     (2) the income on the 12 7/8% note would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

If:

- a Non-U.S. Holder is engaged in a trade or business in the United States,

- interest on the 12 7/8% note or gain realized on the sale, exchange or other disposition of the 12 7/8% note is effectively connected with the conduct of such trade or business and,

- if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. "permanent establishment" to which the interest or gain is attributable,

the Non-U.S. Holder, although exempt from the withholding tax provided the requirements discussed in paragraph (a) above are met, and such holder furnishes a properly executed Internal Revenue Service Form 4224 or successor form on or before any payment date to claim such exemption, generally will be subject to U.S. federal income tax on such interest or gain on a net basis in the same manner as if it were a U.S. Holder.

In addition, a foreign corporation that is a Non-U.S. Holder may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable tax treaty. For this purpose, interest on a 12 7/8% note or gain on the disposition of a 12 7/8% note will be included in earnings and profits if such interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Recently finalized Treasury regulations pertaining to U.S. federal withholding tax, generally effective for payments made after December 31, 1999, will provide alternative methods for satisfying the certification requirement described in paragraph (a)(3) above and will require a Non-U.S. Holder that provides an IRS Form 4224 or successor form as discussed above to also provide its U.S. taxpayer identification number. These regulations generally also will require, in the case of a 12 7/8% note held by a foreign partnership, that (x) the certification described in paragraph (a)(3) above be provided by the partners rather than the partnership and (y) the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

Non-U.S. Holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the 12 7/8% notes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

In general, information reporting requirements will apply to certain payments made in respect of a 12 7/8% note made to U.S. Holders other than certain exempt recipients, such as corporations. A 31% backup withholding tax will apply to such payments if the U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status or, with respect to certain payments, the U.S. Holder fails to report in full all dividend and interest income and the IRS notifies the payor of such underreporting.

Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by Allegiance or any of its agents to a Non-U.S. Holder of a 12 7/8% note if such holder has provided the required certification that it is not a United States person as set forth in paragraph (a) under "United States Federal Income Taxation of Non-U.S. Holders," provided that neither Allegiance nor its agent has actual knowledge that the holder is a United States person. Allegiance or its agent may, however, report on IRS Form 1042S payments of interest on the 12 7/8% notes.

Payment of the proceeds from the disposition of a 12 7/8% note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting may apply if the broker is:

- a United States person,

- a controlled foreign corporation for U.S. tax purposes or

- a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business.

Payments of the proceeds from a disposition of a 12 7/8% note made to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

In general, the recently finalized withholding tax regulations do not significantly alter the current substantive backup withholding and information reporting requirements, but unify current certification procedures and clarify reliance standards. Under the same regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A holder of a 12 7/8% note should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of these regulations on payments made with respect to 12 7/8% notes after December 31, 1999.

Any amounts withheld under the backup withholding rules from a payment to a holder would be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

                              ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing, retirement, or other employee benefit plan ("Plan") subject to Title I of ERISA, should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of a portion of such Plan's assets in the 12 7/8% notes. Accordingly, such fiduciary should consider whether:

- the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA;

- the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA; and

- the investment is prudent under ERISA.

In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of a Plan or a plan subject to Section 4975 of the Code, collectively referred to as "ERISA Plans", and persons who have certain specified relationships to the ERISA Plan who are "parties in interest" within the meaning of ERISA, and "disqualified persons" within the meaning of the Code. A prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code could arise if Allegiance were, or were to become, a party in interest or a disqualified person with respect to an ERISA Plan purchasing the 12 7/8% notes.

Certain exemptions from the prohibited transaction rules could be applicable to the purchase of the 12 7/8% notes by an ERISA Plan depending on the type and circumstances of the fiduciary of the ERISA Plan making the decision to acquire the 12 7/8% notes. Included among these exemptions are:

- Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts;

- PTCE 91-38, regarding investments by bank collective investment funds;

- PTCE 84-14, regarding transactions effected by a qualified professional asset manager;

- PTCE 95-60, regarding investments by insurance company general amounts; and

- PTCE 96-23, regarding transactions effected by an in-house asset manager.

Thus, a fiduciary of an ERISA Plan considering an investment in the 12 7/8% notes also should consider whether the acquisition or the continued holding of the 12 7/8% notes might constitute or give rise to a non-exempt prohibited transaction. No ERISA Plan with respect to which Allegiance is a party in interest or a disqualified person may purchase the 12 7/8% notes, unless a statutory or administrative exemption is available.

Certain employee benefit plans, such as governmental plans and church plans, if no election has been made under Section 410(d) of the Code, are not subject to the restrictions of ERISA, and assets of such Plans may be invested in the 12 7/8% notes without regard to the ERISA considerations described above. The investment in the 12 7/8% notes by such employee benefit plans may, however, be subject to other applicable federal and state laws, which should be carefully considered by such employee benefit plans before investing in the 12 7/8% notes.

Every ERISA Plan investor considering the acquisition of the 12 7/8% notes should consult with its counsel with respect to the potential applicability of ERISA and Section 4975 of the Code to such investment, and whether any prohibited transaction exemption would be applicable.

                              PLAN OF DISTRIBUTION

This prospectus is to be used by Morgan Stanley Dean Witter, in connection with offers and sales of the 12 7/8% notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Morgan Stanley Dean Witter may act as principal or as agent in such transactions. If Morgan Stanley Dean Witter conducts any market-making activities, it may be required to deliver a "market-making prospectus" when effecting offers and sales in the 12 7/8% notes because of the equity ownership of Allegiance by certain private investment partnerships, which are affiliates of Morgan Stanley Dean Witter. For as long as a market-making prospectus is required to be delivered, the ability of Morgan Stanley Dean Witter to make a market in the 12 7/8% notes may, in part, be dependent on the ability of Allegiance to maintain a current market-making prospectus. Morgan Stanley Dean Witter has no obligation to make a market in the 12 7/8% notes, and may discontinue its market-making activities at any time without notice, at its sole discretion.

There is currently no established public market for the 12 7/8% notes. Allegiance does not currently intend to apply for listing of the 12 7/8% notes on any securities exchange. Therefore, any trading that does develop will occur on the over-the-counter market. Allegiance has been advised by Morgan Stanley Dean Witter that it intends to make a market in the 12 7/8% notes but it has no obligation to do so and any market-making may be discontinued at any time. No assurance can be given that an active public market for the 12 7/8% notes will develop.

Morgan Stanley Dean Witter acted as an underwriter in connection with the initial public offering of Allegiance's common stock and the public offering of the 12 7/8% notes and received aggregate commissions and fees of $6.9 million in connection with such offerings. Morgan Stanley also acted as an initial purchaser in connection with the original offering of the 11 3/4% notes and redeemable warrants and received approximately $4.4 million in fees in connection with such offering. Morgan Stanley Dean Witter is affiliated with entities that beneficially own approximately 15.87% of the outstanding common stock as of November 19, 1999. Alan E. Goldberg and John B. Ehrenkranz, directors of Allegiance, are officers of Morgan Stanley. Pursuant to a voting agreement with certain existing stockholders of Allegiance, affiliates of Morgan Stanley Dean Witter currently have the right to nominate two members to Allegiance's board of directors. For further information regarding the involvement of affiliates of Morgan Stanley Dean Witter in the management of Allegiance and their equity ownership, see "Risk Factors -- We Face Potential Conflicts of Interest Caused by Fund Investor Control Which Could Be Detrimental to Holders of Our Securities.

Although there are no agreements to do so, Morgan Stanley Dean Witter, as well as others, may act as broker or dealer in connection with the sale of the 12 7/8% notes contemplated by this prospectus and may receive fees or commissions in connection therewith.

Allegiance has agreed to indemnify Morgan Stanley Dean Witter against certain liabilities under the Securities Act or to contribute to payment that Morgan Stanley Dean Witter may be required to make in respect of such liabilities.

                                 LEGAL MATTERS

The validity of the 12 7/8% notes offered hereby have been passed upon for Allegiance by Kirkland & Ellis, a partnership including professional corporations, Chicago, Illinois.

                                    EXPERTS


The consolidated balance sheets of Allegiance as of December 31, 1998 and December 31, 1997, the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1998 and for the period from inception on April 22, 1997 to December 31, 1997, and Schedule II -- Valuation and Qualifying Accounts for the years ending December 31, 1997 and 1998, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



The following is a statement of estimated expenses, paid solely by Allegiance, in connection with the distribution of the securities registered on March 31, 1999:


Printing expenses...........................................   $ 75,000
Accounting fees and expenses................................   $ 70,000
Legal fees and expenses.....................................   $ 30,000
Miscellaneous expenses......................................   $  5,000
                                                               --------
          Total.............................................   $180,000
                                                               ========

-------------------------

All amounts are estimated.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


GENERAL CORPORATION LAW

Allegiance is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), among other things, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, so long as such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, so long as such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.


CERTIFICATE OF INCORPORATION, BY-LAWS, INSURANCE POLICIES AND AGREEMENTS


Allegiance's charter and by-laws provides for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

All of Allegiance's directors and officers are covered by insurance policies maintained by it against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.


Allegiance and its directors have also entered into an Indemnification
Agreement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           1.1           Form of Underwriting Agreement (incorporated by reference to
                         Exhibit 1.1 to Allegiance Telecom, Inc.'s Registration
                         Statement on Form S-1 (Registration No. 333-53479), filed on
                         May 22, 1998 and as amended (the "Form S-1 Registration
                         Statement")).
           3.1           Amended and Restated Certificate of Incorporation of
                         Allegiance Telecom, Inc. (incorporated by reference to
                         Exhibit 3.1 to Allegiance Telecom, Inc.'s Form 10-Q for the
                         period ended June 30, 1998 (the "Form 10-Q")).
           3.2           Certificate of Correction to Amended and Restated
                         Certificate of Incorporation (incorporated by reference to
                         Exhibit 3.2 to Allegiance Telecom, Inc.'s Form 10-K for the
                         period ended December 31, 1998 (the "1998 Form 10-K").
           3.3           Amended and Restated By-Laws of Allegiance Telecom, Inc.
                         (incorporated by reference to Exhibit 3.2 to the Form 10-Q).
          *4.1           Indenture, dated as of July 7, 1998, by and between
                         Allegiance Telecom, Inc. and The Bank of New York, as
                         trustee (including the Form of Notes).
          *4.2           Collateral Pledge and Security Agreement, dated as of July
                         7, 1998, by and between Allegiance Telecom, Inc. and The
                         Bank of New York, as trustee.
          *5.1           Opinion of Kirkland & Ellis.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        **12.1           Statement Regarding Computation of Ratios of Earnings (Loss)
                         to Fixed Charges.
        **23.1           Consent of Arthur Andersen LLP.
          23.2           Consent of Kirkland & Ellis (included in Exhibit 5.1).
          24.1           Powers of Attorney (included in Part II to the Registration
                         Statement).
          25.1           Statement of Eligibility of Trustee on Form T-1
                         (incorporated by reference to Exhibit 25.1 to the Form S-1
                         Registration Statement).


-------------------------
 * Previously filed

** Filed herewith

(b) FINANCIAL STATEMENT SCHEDULES.

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at closing specified in the underwriting agreement certificates in such denominations and registered in such names as requested by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;


        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement


        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 8, 1999.

                                       ALLEGIANCE TELECOM, INC.


                                       By: /s/ ROYCE J. HOLLAND
                                           ------------------------------------
                                                     Royce J. Holland
                                                 Chief Executive Officer



                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and Royce J. Holland, Mark B. Tresnowski and Thomas M. Lord and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons on December 8, 1999, in the capacities indicated:


                   SIGNATURE                            CAPACITY
                   ---------                            --------


              /s/ ROYCE J. HOLLAND                Chairman of the Board
------------------------------------------------    and Chief Executive
                Royce J. Holland                    Officer (Principal
                                                    Executive Officer)

               /s/ C. DANIEL YOST                 President, Chief
------------------------------------------------    Operating Officer
                 C. Daniel Yost                     and Director

               /s/ THOMAS M. LORD                 Executive Vice
------------------------------------------------    President, Chief
                 Thomas M. Lord                     Financial Officer,
                                                    and Director
                                                    (Principal
                                                    Financial Officer)

             /s/ G. CLAY MYERS                    Senior Vice President of
------------------------------------------------    Finance and Accounting
               G. Clay Myers                        (Principal
                                                    Accounting Officer)

             /s/ ANTHONY J. PARELLA               Senior Vice President
------------------------------------------------    of Field Sales and
                 Anthony J. Parella                 Customer Care and
                                                    Director


              /s/ PAUL D. CARBERY                 Director
------------------------------------------------
                Paul D. Carbery


                   SIGNATURE                            CAPACITY
                   ---------                            --------

          /s/ JAMES E. CRAWFORD                   Director
------------------------------------------------
             James E. Crawford, III

             /s/ JOHN B. EHRENKRANZ               Director
------------------------------------------------
               John B. Ehrenkranz

              /s/ PAUL J. FINNEGAN                Director
------------------------------------------------
                Paul J. Finnegan

             /s/ RICHARD D. FRISBIE               Director
------------------------------------------------
               Richard D. Frisbie

               /s/ REED E. HUNDT                  Director
------------------------------------------------
                 Reed E. Hundt

              /s/ ALAN E. GOLDBERG                Director
------------------------------------------------
                Alan E. Goldberg

            /s/ JAMES N. PERRY, JR.               Director
------------------------------------------------
              James N. Perry, Jr.




             /s/ DINO VENDETTI                    Director
------------------------------------------------
                 Dino Vendetti


                               INDEX TO EXHIBITS


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------

           1.1           Form of Underwriting Agreement (incorporated by reference to
                         Exhibit 1.1 to Allegiance Telecom, Inc.'s Registration
                         Statement on Form S-1 (Registration No. 333-53479), filed on
                         May 22, 1998 and as amended (the "Form S-1 Registration
                         Statement")).
           3.1           Amended and Restated Certificate of Incorporation of
                         Allegiance Telecom, Inc. (incorporated by reference to
                         Exhibit 3.1 to Allegiance Telecom, Inc.'s Form 10-Q for the
                         period ended June 30, 1998 (the "Form 10-Q")).
           3.2           Certificate of Correction to Amended and Restated
                         Certificate of Incorporation (incorporated by reference to
                         Exhibit 3.2 to Allegiance Telecom, Inc.'s Form 10-K for the
                         period ended December 31, 1998 (the 1998 Form 10-K)
           3.3           Amended and Restated By-Laws of Allegiance Telecom, Inc.
                         (incorporated by reference to Exhibit 3.2 to the Form 10-Q).
          *4.1           Indenture, dated as of July 7, 1998, by and between
                         Allegiance Telecom, Inc. and The Bank of New York, as
                         trustee (including the Form of Notes).
          *4.2           Collateral Pledge and Security Agreement, dated as of July
                         7, 1998, by and between Allegiance Telecom, Inc. and The
                         Bank of New York, as trustee.
          *5.1           Opinion of Kirkland & Ellis.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        **12.1           Statement Regarding Computation of Ratios of Earnings (Loss)
                         to Fixed Charges.
        **23.1           Consent of Arthur Andersen LLP.
          23.2           Consent of Kirkland & Ellis (included in Exhibit 5.1).
          24.1           Powers of Attorney (included in Part II to the Registration
                         Statement).
          25.1           Statement of Eligibility of Trustee on Form T-1
                         (incorporated by reference to Exhibit 25.1 to the Form S-1
                         Registration Statement).


-------------------------
 * Previously filed

** Filed herewith